EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PEDEVCO CORP.,

NP MERGER SUB, LLC

COG MERGER SUB, LLC

NORTH PEAK OIL & GAS, LLC,

CENTURY OIL AND GAS SUB HOLDINGS, LLC,

AND,

SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN,

NORTH PEAK OIL & GAS HOLDINGS, LLC

DATED AS OF OCTOBER 31, 2025

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4.21	Indebtedness	48
4.22	Material Customers and Material Suppliers	48
4.23	Intellectual Property	49
4.24	Insurance	49
4.25	Regulatory Matters	50
4.26	Brokers and Other Advisors	50
4.27	Related Party Transactions	50
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		51
5.1	Organization, General Authority and Standing	51
5.2	Capital Structure	51
5.3	Parent Subsidiaries; Equity Interests	52
5.4	Capitalization of Merger Subs; Business Conduct	53
5.5	Authority; Execution and Delivery; Enforceability	53
5.6	No Conflicts; Consents	54
5.7	SEC Documents; Undisclosed Liabilities	55
5.8	Information Supplied	56
5.9	Absence of Certain Changes or Events	56
5.10	Taxes	59
5.11	Labor Relations	61
5.12	Employee Benefits	62
5.13	Title to Properties; Oil and Gas Properties	64
5.14	Certain Payment Matters	65
5.15	Wells and Equipment	66
5.16	Parent Rights-of-Way	67
5.17	Reserve Report	67
5.18	Material Contracts	68
5.19	Litigation	69
5.20	Compliance with Laws; Permits	70
5.21	Environmental Matters	70
5.22	Indebtedness	71
5.23	Material Customers and Material Suppliers	71
5.24	Intellectual Property	72
5.25	Insurance	72
5.26	Regulatory Matters	72
5.27	Brokers and Other Advisors	73
5.28	Opinion of Financial Advisor	73
5.29	Related Party Transactions	73
5.30	Stockholder Rights Plan; Takeover Laws	73
5.31	Form S-3	73
5.32	Valid Issuance	73

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Article VI COVENANTS		74
6.1	Public Statements	74
6.2	Takeover Laws	74
6.3	Obligations of Merger Subs	74
6.4	Indemnification; Directors’ and Officers’ Insurance	75
6.5	Employee Matters	77
6.6	Transaction Litigation	78
6.7	Information Statement	79
6.8	Tax Matters	80
6.9	Termination of Certain Related Party Contracts	83
6.10	Insurance	83
6.11	Parent A&R Charter and Reverse Stock Split	84
6.12	Parent Stockholder Written Consent	84
Article VII MISCELLANEOUS		84
7.1	No Survival	84
7.2	Amendment, Supplement or Waiver	84
7.3	Counterparts	84
7.4	Notices	84
7.5	Assignment	85
7.6	Entire Understanding: No Third-Party Beneficiaries	86
7.7	Severability	86
7.8	Governing Law; Venue; Waiver of Jury Trial	86
7.9	No Recourse	87
7.10	Affiliate Liability	87
7.11	Specific Performance	88
7.12	No Other Representations or Warranties	88
7.13	Conflicts and Privilege	89

Exhibit A -	Certificate of Designations

Exhibit B -	Shareholder Agreement

Exhibit C -	Parent A&R Bylaws

Exhibit D -	Parent A&R Charter

Exhibit E -	Parent Reverse Stock Split Amendment

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2025 (this “Agreement”), is entered into by and among (a) PEDEVCO Corp., a Texas corporation (“Parent”), (b) NP Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“First Merger Sub”), (c) COG Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), (d) North Peak Oil & Gas, LLC, a Delaware limited liability company (“NPOG”), (e) Century Oil and Gas Sub-Holdings, LLC, a Delaware limited liability company (“COG” and, together with NPOG, each, an “Acquired Company” and, collectively, the “Acquired Companies”), and (f) North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company, solely for purposes of Section 6.1, Section 6.6, Section 6.8 and Section 6.10 herein (the “Members’ Representative”). Each of Parent, First Merger Sub, Second Merger Sub, the Acquired Companies and, solely for the limited purposes set forth herein, the Members’ Representative, are referred to herein, collectively, as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, the Parties wish to effect at the Effective Time: (a) the merger (the “NPOG Merger”) of First Merger Sub with and into NPOG in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), with NPOG being the surviving entity and a wholly owned subsidiary of Parent and (b) the merger (the “COG Merger” and, together with the NPOG Merger, the “Mergers”) of Second Merger Sub with and into COG in accordance with the DLLCA with COG being the surviving entity and a wholly owned subsidiary of Parent;

WHEREAS, in connection with the Mergers, at the Effective Time, the Company Units issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Aggregate Merger Consideration upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (a) North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company (“NPOG Parent”), as the sole member of NPOG, and (b) Century Oil and Gas Holdings, LLC, a Delaware limited liability company (“COG Parent”), as the sole member of COG, in each case, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein, concurrently with the execution of this Agreement (such approvals set forth in the foregoing clauses (a) and (b), collectively, the “Acquired Companies Equityholder Approval”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, the issuance of Series A Parent Preferred Stock pursuant to this Agreement (the “Parent Stock Issuance”), a reverse stock split of all outstanding shares of Parent Capital Stock at a reverse stock split ratio between 1-for-10 and 1-for-20 (the “Reverse Stock Split”), the Parent A&R Bylaws, the Parent A&R Charter and the Certificate of Designations (including the transactions contemplated thereby) are advisable, fair to, and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers, the Parent Stock Issuance and the Reverse Stock Split, (c) approved the execution, delivery and performance by Parent of this Agreement, including the Mergers, the Parent Stock Issuance, the Reverse Stock Split, the Parent A&R Bylaws, the Parent A&R Charter and the Certificate of Designations upon the terms and subject to the conditions contained herein, (d) recommended that this Agreement, the Reverse Stock Split and the other Parent Stockholder Approval Matters be approved by the Parent Approving Stockholders, and (e) resolved to recommend that the Parent Approving Stockholders approve the Parent Stockholder Approval Matters (the “Parent Board Recommendation”), subject to the terms and conditions in this Agreement;

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WHEREAS, Parent, as the sole member of each of the Merger Subs, has (a) determined that this Agreement and the transactions contemplated here, including the Mergers, are advisable, fair to and in the best interests of the Merger Subs and (b) approved the execution and delivery by the Merger Subs of this Agreement, the performance by the Merger Subs of their covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein;

WHEREAS, as an inducement to each of Parent and the Acquired Companies entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Members’ Representative and Parent are entering into support agreements with each of certain stockholders of Parent (the “Support Agreements”), pursuant to which, among other things, each of such Persons has agreed, subject to the terms of the Support Agreements, to vote all of its Parent Common Stock in accordance with the terms of the Support Agreements; and

WHEREAS, immediately following the execution and delivery of this Agreement, Parent is delivering to the Acquired Companies the Parent Stockholder Written Consent, duly executed by the Parent Approving Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acquired Companies Equityholder Approval” has the meaning set forth in the Recitals.

“Acquired Companies Credit Agreement” means, collectively, (a) the Senior Secured First Lien Revolving Credit Agreement, dated as of October 18, 2022, as amended by (i) that certain First Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of July 19, 2023, (ii) that certain Second Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of December 11, 2023, (iii) that certain Third Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of April 24, 2024, and  (iv) that certain Fourth Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of January 13, 2025 by and among North Peak Oil & Gas Holdings, LLC, North Peak Oil & Gas, LLC, Zions Bancorporation, N.A. dba Amegy Bank, as administrative agent, and the lenders party thereto, (b) the Senior Secured First Lien Term Loan Credit Agreement, dated as of August 29, 2022, as amended by (i) that certain First Amendment to Senior Secured First Lien Term Loan Credit Agreement, dated as of July 19, 2023, (ii) that certain Second Amendment to Senior Secured First Lien Term Loan Credit Agreement, dated as of December 11, 2023, (iii) that certain Third Amendment to Senior Secured First Lien Term Loan Credit Agreement, dated as of April 24, 2024, and (iv) that certain Fourth Amendment to Senior Secured First Lien Term Loan Credit Agreement and Limited Waiver, dated as of January 13, 2025 by and among North Peak Oil & Gas Holdings, LLC, North Peak Oil & Gas, LLC, Alter Domus (US) LLC, as administrative agent and as collateral agent, and the lenders party thereto, and (c) the Note Purchase Agreement, dated as of October 7, 2021, as amended or otherwise modified by that certain (i) Limited Waiver to Note Purchase Agreement dated as of June 27, 2024, (ii) Limited Waiver and Amendment No. 1 to the Note Purchase Agreement, dated as of October 22, 2024, and (iii) Amendment No. 2 to Note Purchase Agreement, dated as of January 11, 2025 by and between Navigation Powder River, LLC and the purchasers party thereto, pursuant to which, among other things, Navigation Powder River, LLC issued its Senior Subordinated Term Notes due October 7, 2025.

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“Acquired Company” or “Acquired Companies” has the meaning set forth in the Preamble.

“Acquired Company Group” means, collectively, the Acquired Companies and their respective Subsidiaries.

“Acquired Company LLC Agreements” means, collectively, the NPOG LLCA and the COG LLCA.

“Acquired Company Subsidiary” means each Subsidiary of the Acquired Companies.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including, but not limited to, voting securities, by contract or agency or otherwise; provided, however¸ that notwithstanding anything to the contrary contained herein, other than for purposes of Section 4.26 (Broker and Other Advisors), Section 6.4 (Indemnification; Directors’ and Officers’ Insurance), Section 6.9 (Termination of Certain Related Party Contracts), Section 6.10 (Insurance), Section 7.9 (No Recourse) and Section 7.10(a) (Affiliate Liability), no member of the Juniper Group will be deemed to be an Affiliate of any member of the Acquired Company Group or the Members’ Representative for any purpose of this Agreement. For purposes of this Agreement: (i) Parent and the Parent Subsidiaries shall not be considered Affiliates of the Acquired Company Group and (ii) the Acquired Company Group shall not be considered Affiliates of Parent and the Parent Subsidiaries.

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“Aggregate Merger Consideration” has the meaning set forth in Section 3.1(b)(i).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 6.8(h).

“Anti-Corruption Laws” has the meaning set forth in Section 4.19(b).

“APDs” has the meaning set forth in Section 4.19(e).

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), (b) any bonus, incentive, deferred compensation, termination, hospitalization or other medical, dental, vision, accident, disability, life insurance, vacation, paid time off or other fringe benefit plan, program, policy, agreement or arrangement, or any employment, change in control, retention or severance, profit sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity or equity-based compensation plan, program, policy, agreement or arrangement and (c) any other compensation or benefit plan, policy, program, Contract, agreement or arrangement.

“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York or Houston, Texas are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 4.10(b).

“Certificate of Designations”means the Second Amended and Restated Certificate of Designations of Parent Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series A Convertible Preferred Stock in the form set forth in Exhibit A.

“Certificates of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“CO2” means carbon dioxide.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“COG” has the meaning set forth in the Preamble.

“COG Certificate of Merger” has the meaning set forth in Section 2.2(b).

“COG LLCA” means that certain Limited Liability Company Agreement of COG, effective as of January 6, 2025.

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“COG Merger” has the meaning set forth in the Recitals.

“COG Parent” has the meaning set forth in the Recitals.

“COG Surviving Entity” has the meaning set forth in Section 2.1(b).

“COG Units” means all of the issued and outstanding limited liability company interests of COG, as defined in the COG LLCA.

“Company Balance Sheet” has the meaning set forth in Section 4.6(a).

“Company Benefit Plan” means a Benefit Plan that is (i) maintained, sponsored, or contributed to (or required to be contributed to) for the benefit of the Business Employees, (ii) maintained, sponsored or contributed to (or required to be contributed to) by the Acquired Companies or any Acquired Company Subsidiary, or (iii) under or with respect to which the Acquired Companies or any Acquired Company Subsidiary has, or could reasonably be expected to have, any current or contingent liability.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Intellectual Property” has the meaning set forth in Section 4.23.

“Company Leased Real Property” has the meaning set forth in Section 4.12(b).

“Company Marketing Contract” has the meaning set forth in Section 4.17(a)(xiii).

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“Company Material Adverse Effect” means any change, event, effect or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Company Group, taken as a whole, or (b) prevents the consummation of the Mergers, provided that in the case of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries), (B) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, tariffs, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of any member of the Acquired Company Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Acquired Companies or any Acquired Company Subsidiaries or the credit rating of the Acquired Companies (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby, including the Mergers, or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the covenants contained in this Agreement and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Acquired Companies or of any Acquired Company Subsidiary, (I) (1) any action taken by the Acquired Companies or any Acquired Company Subsidiary at Parent’s written request or with Parent’s written consent or (2) the failure to take any action by the Acquired Companies or any Acquired Company Subsidiary if that action is prohibited by this Agreement to the extent that Parent fails to give its written consent after receipt of a request therefor and (J) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, provided that the exceptions set forth in clauses (A), (B), (C), (D) and (E) shall not be excluded to the extent such effect has disproportionately affected the Acquired Companies or any Acquired Company Subsidiary when compared to other Persons operating in the same industries.

“Company Material Customers” has the meaning set forth in Section 4.22(a).

“Company Material Suppliers” has the meaning set forth in Section 4.22(b).

“Company Owned Real Property” has the meaning set forth in Section 4.12(b).

“Company Permits” has the meaning set forth in Section 4.19(d).

“Company Permitted Liens” means, collectively:

(a) to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialman’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of the Acquired Companies in accordance with GAAP;

(c) lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

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(d) (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (B) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business;

(e) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and Contracts entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f) pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g) rights reserved to or vested in any Governmental Entity to control or regulate any member of the Acquired Company Group’s properties or assets in any manner;

(h) Liens existing on the date of this Agreement securing any Indebtedness;

(i) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Acquired Companies or of any Acquired Company Subsidiary that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(j) such title defects as Parent (in the case of title defects with respect to properties or assets of any member of the Acquired Company Group) has expressly waived in writing; and

(k) all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Company Real Property Lease” has the meaning set forth in Section 4.12(b).

“Company Reserve Auditor” has the meaning set forth in Section 4.16(a).

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“Company Reserve Report” has the meaning set forth in Section 4.16(a).

“Company Rights-of-Way” has the meaning set forth in Section 4.15.

“Company Specified Contract” has the meaning set forth in Section 4.17(a).

“Company Units” means, collectively, the NPOG Units and the COG Units.

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.5(a).

“Continuing Employee” has the meaning set forth in Section 6.5(a).

“Contract” has the meaning set forth in Section 4.5(a).

“Creditors’ Rights” has the meaning set forth in Section 4.4(a).

“Derivative Transaction” means any forward, future, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons and produced Hydrocarbons, that binds a Person or any of its assets.

“Designated Equityholders” means Century Oil and Gas Holdings, LLC, a Delaware limited liability company, and North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Environmental Law” means any Law enacted and in effect on or prior to the Closing Date that relates to pollution, protection of human health and safety (with respect to exposure to Hazardous Materials) or protection of the environment or natural resources.

“Environmental Permit” means any permit, license, consent, certification, registration, variance, exemption, approval or other authorization issued or required under any Environmental Law.

“Equityholders” has the meaning set forth in Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended, and the rules and regulations promulgated thereunder.

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“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Filed Parent SEC Documents” has the meaning set forth in Article V.

“First Merger Sub” has the meaning set forth in the Preamble.

“FPA” means the Federal Power Act of 1920, 16 U.S.C. §§ 791a, et seq., as amended, and its implementing regulations.

“GAAP” has the meaning set forth in Section 4.6(a).

“Gibson Dunn” has the meaning set forth in Section 7.13.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous,” “toxic,” a “pollutant” or a “contaminant,” or words of similar meaning and regulatory effect, or for which standards of conduct or liability may be imposed, pursuant to any Environmental Law, including Hydrocarbons and any other petroleum and petroleum byproducts, naturally occurring radioactive minerals, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and asbestos.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids (including coalbed gas), ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“ICA” means the Interstate Commerce Act, 49 U.S.C. § 1, et seq., as amended, and its implementing regulations.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” has the meaning set forth in Section 6.4(a).

“Indemnified Parties” has the meaning set forth in Section 6.4(a).

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“Information Statement” means the written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Parent Stockholder Written Consent and the Parent Stockholder Approval Matters.

“Intellectual Property” means all intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, domain names, trade names and corporate names, all applications and registrations for the foregoing, including all renewals of the same, and together with the goodwill associated therewith; (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (c) confidential information, trade secrets and know-how; and (d) copyrightable works of authorship, copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Issuing Authority” has the meaning set forth in Section 4.12(g).

“Judgment” means any judgment, order, award, ruling, injunction, writ or decree of a Governmental Entity.

“Juniper Group” means (a) Juniper Capital Investments, LLC, (b) any of Juniper Capital Investments, LLC’s Affiliates, (c) any fund, investment account or other investment vehicle managed, advised or sponsored by Juniper Capital Advisors, L.P. or Juniper Capital Investment Management, L.P. (other than the Acquired Company Group), and (d) each investor in any of the foregoing.

“Knowledge” means the actual knowledge, after reasonable inquiry, of, in the case of the Acquired Company Group or any member thereof, the individuals listed in Section 1.1 of the Company Disclosure Letter and, in the case of Parent and the Merger Subs, the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“Kukes” has the meaning set forth in Section 2.2(c).

“Labor Agreement” has the meaning set forth in Section 4.10(c).

“Law” means any law, rule, regulation, ordinance, act, statute, code, Judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance, provided that “Lien” shall not include any license or any option or other covenant with respect to any Intellectual Property.

“Management Companies” means Century Natural Resources, LLC and Boomtown Oil, LLC.

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“Material Company Insurance Policies” has the meaning set forth in Section 4.24.

“Measurement Date” has the meaning set forth in Section 5.2(a).

“Members” means the members of the Acquired Companies.

“Members’ Representative” has the meaning set forth in the Recitals.

“Members’ Returns” has the meaning set forth in Section 6.8(b).

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“MLA” has the meaning set forth in Section 4.12(g).

“MMcf” means million cubic feet.

“NGA” means the Natural Gas Act of 1938, 15 U.S.C. § 717 et seq., as amended, and its implementing regulations.

“NGPA” means the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, as amended, and FERC’s implementing regulations thereunder.

“Non-PEO Plan” means each Company Benefit Plan other than a PEO Plan.

“NPOG” has the meaning set forth in the Preamble.

“NPOG Certificates of Merger” has the meaning set forth in Section 2.2(b).

“NPOG LLCA” means that certain Amended and Restated Limited Liability Company Agreement of NPOG, effective as of August 29, 2022.

“NPOG Merger” has the meaning set forth in the Recitals.

“NPOG Parent” has the meaning set forth in the Recitals.

“NPOG Surviving Entity” has the meaning set forth in Section 2.1(a).

“NPOG Units” means all of the issued and outstanding limited liability company interests of NPOG, as defined in the NPOG LLCA.

“NYSE” means the NYSE American.

“Occurrence-Based Policies” has the meaning set forth in Section 6.10.

“Oil and Gas Leases” means all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

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“Oil and Gas Properties” means (a) all direct and indirect interests in and rights with respect to Hydrocarbons and similar properties of any kind and nature, including Oil and Gas Leases, mineral interests and operating rights, and the interests in lands covered thereby or pooled, communitized or unitized therewith and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests and the interests in lands covered thereby or pooled, communitized or unitized therewith (including all Oil and Gas Leases, operating agreements, pooling, communitization or unitization agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, back-in interests, reservations, and concessions, (b) easements, rights-of-way, licenses, permits, surface use agreements and other surface interests used in connection with the ownership or operation of any other Oil and Gas Properties or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons therefrom and (c) Wells, (d) interests in machinery, equipment (including Well equipment and machinery), facilities, rigs, pumps, plants and other personal property used in connection with the ownership or operation of any other Oil and Gas Properties or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons therefrom and (e) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general, limited or limited liability), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Other Party” means, (a) with respect to Parent and the Parent Subsidiaries, the Acquired Companies, and (b) with respect to the Acquired Companies, Parent and Merger Sub.

“Parent” has the meaning set forth in the Preamble.

“Parent Approving Stockholders” means the holders of Parent Common Stock listed on Section 1.1(b) of the Parent Disclosure Letter.

“Parent Audit Report” has the meaning set forth in Section 5.17(a).

“Parent A&R Bylaws” has the meaning set forth in Section 2.4(a).

“Parent A&R Charter” has the meaning set forth in Section 2.4(a).

“Parent Balance Sheet” has the meaning set forth in Section 5.7(c).

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“Parent Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by Parent or any Parent Subsidiary, or otherwise with respect to which Parent or any Parent Subsidiary has any current or contingent liability.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in the Recitals.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Common Stock” has the meaning set forth in Section 5.2(a).

“Parent Credit Agreement” means that certain that certain Credit Agreement, dated as of September 11, 2024, by and among Parent, Citibank N.A., as administrative agent, and the lenders party thereto.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Equity Award” means a Parent Stock Option or Parent RSA granted under one of the Parent Stock Plans or otherwise, as the case may be.

“Parent Intellectual Property” has the meaning set forth in Section 5.24.

“Parent Leased Real Property” has the meaning set forth in Section 5.13(b).

“Parent Material Adverse Effect” means any change, event, effect or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (b) prevents the consummation of the Mergers, provided that in the case of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries), (B) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, tariffs, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of Parent or the Parent Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of Parent or any Parent Subsidiaries or the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby, including the Mergers, or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the covenants contained in this Agreement and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of Parent or of any Parent Subsidiary, (I) (1) any action taken by Parent or any Acquired Company Subsidiary at the Acquired Company’s written request or with the Acquired Company’s written consent or (2) the failure to take any action by Parent or any Parent Subsidiary if that action is prohibited by this Agreement to the extent that the Acquired Companies fail to give their written consent after receipt of a request therefor and (J) the identity of, or any facts or circumstances relating to, the Acquired Companies or their Affiliates, provided that the exceptions set forth in clauses (A), (B), (C), (D) and (E) shall not be excluded to the extent such effect has disproportionately affected Parent or any Parent Subsidiary when compared to other Persons operating in the same industries.

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“Parent Material Customers” has the meaning set forth in Section 5.23(a).

“Parent Material Suppliers” has the meaning set forth in Section 5.23(b).

“Parent Owned Real Property” has the meaning set forth in Section 5.13(b).

“Parent Permits” has the meaning set forth in Section 5.20(d).

“Parent Permitted Liens” means, collectively:

(a) to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialman’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of Parent in accordance with GAAP;

(c) lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Audit Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

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(d) (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (B) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business;

(e) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and Contracts entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f) pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g) rights reserved to or vested in any Governmental Entity to control or regulate any of Parent’s or the Parent Subsidiaries’ properties or assets in any manner;

(h) Liens existing on the date of this Agreement securing any Indebtedness;

(i) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Parent or of any Parent Subsidiary that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Audit Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(j) such title defects as the Acquired Companies (in the case of title defects with respect to properties or assets of Parent or the Parent Subsidiaries) have expressly waived in writing; and

(k) all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

“Parent Real Property Lease” has the meaning set forth in Section 5.13(b).

“Parent Reserve Auditor” has the meaning set forth in Section 5.17(a).

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“Parent RSA” means each compensatory restricted stock award covering shares of Parent Common Stock, whether granted pursuant to the Parent Stock Plans or otherwise, that is outstanding immediately prior to the Effective Time.

“Parent Specified Contract” has the meaning set forth in Section 5.18(a).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means each compensatory stock option to acquire shares of Parent Common Stock from Parent, whether granted pursuant to the Parent Stock Plans or otherwise, that is outstanding immediately prior to the Effective Time.

“Parent Stock Plans” means the PEDEVCO Corp. 2012 Equity Incentive Plan and the PEDEVCO Corp. 2021 Equity Incentive Plan, each as amended to date.

“Parent Stockholder Approval” means the approval of the Parent Stockholder Approval Matters by at least two-thirds the outstanding shares of Parent Common Stock.

“Parent Stockholder Approval Matters” means (a)(i) the issuance of more than 20% of the previously outstanding shares of Parent Common Stock and (ii) the change of control of Parent, in each case resulting from the conversion of the shares of Series A Parent Preferred Stock comprising the Aggregate Merger Consideration into Parent Common Stock, as required pursuant to the rules of the NYSE, (b) the Reverse Stock Split, and (c) the Parent A&R Charter.

“Parent Stockholder Written Consent” means an action by written consent of the holders of Parent Common Stock approving the Parent Stockholder Approval Matters, duly executed by the Parent Approving Stockholders, who collectively own at least two-thirds of the outstanding shares of Parent Common Stock.

“Parent Subsidiary” means each Subsidiary of Parent.

“Parent’s Returns” has the meaning set forth in Section 6.8(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pass-Through Tax Return” means any Tax Return of an Acquired Company or an Acquired Company Subsidiary with respect to any Taxes based on, measured by or determined with reference to (in whole or in part) gross or net income, profits, or receipts (however denominated), including any capital gains or alternative minimum Tax, any franchise Taxes, and any Taxes required to be withheld or deducted from or with respect to any payment, allocation, or distribution if (a) such Acquired Company or Acquired Company Subsidiary is treated as a partnership or disregarded entity for purposes of such Tax Return, and (b) the results of operations reflected on such Tax Return are also reflected on a Tax Return of any Member (or its direct or indirect owners).

“PEO Plan” means each Company Benefit Plan sponsored by a professional employer organization or co-employer organization.

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“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two or more of the foregoing.

“Preliminary Notice” has the meaning set forth in Section 6.7(d).

“Pre-Closing Claims” has the meaning set forth in Section 6.10.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Proceeding” has the meaning set forth in Section 4.18.

“Production Burdens” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties, production payments, reversionary interests, excess royalties, minimum royalties, shut-in royalties, net profits interests and other similar burdens upon, measured by, or payable out of production of Hydrocarbons from, or allocated to, any Oil and Gas Properties or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts, but excluding Taxes and assessments of Governmental Entities).

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, abandoning, injecting, escaping, leaching, dumping, or disposing into or migrating through the environment.

“Replacement Plans” has the meaning set forth in Section 6.5(b).

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Reverse Stock Split” has the meaning set forth in the Recitals.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

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“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable U.S., Canadian, or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures (in each case having the force of Law) administered, enacted or enforced from time to time by (a) the United States (including, without limitation, the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as amended, and the rules and regulations promulgated thereunder.

“Shareholder Agreement” means the Shareholder Agreement, dated the date hereof, by and among Parent and the Designated Equityholders, in the form set forth in Exhibit B.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Surviving Entities” has the meaning set forth in Section 2.1(b).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “supermajority”, “affiliate transactions” or “business combination statute or regulation” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Action” has the meaning set forth in Section 6.8(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity with respect to Taxes.

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“Taxes” means (i) any income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, production, withholding, payroll, employment, social security, registration, royalty, value added, alternative or add-on minimum, employer health, excise, estimated, severance, stamp or documentary, business, occupation, property or other taxes, escheat or unclaimed property obligations, tariff, impost, custom duties, or other similar assessments, fees, levies or charges in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing and (ii) any liabilities in respect of an item described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Section 6225 of the Code, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

“TBOC” means the Texas Business Organizations Code.

“Trade Controls” has the meaning set forth in Section 4.19(b).

“Treasury Regulations” means the regulations promulgated under the Code, as amended and as hereafter amended from time to time.

“Voting Acquired Company Debt” has the meaning set forth in Section 4.2(c).

“Voting Parent Debt” has the meaning set forth in Section 5.2(c).

“Wells” means all Hydrocarbon wells, CO2 wells, saltwater disposal wells, injection wells and storage wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all Hydrocarbon and mineral production from such well.

1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

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(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) all references to prices, values or monetary amounts refer to United States dollars;

(g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(h) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(j) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(k) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(l) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP as of the execution date of this Agreement, applied on a consistent basis;

(m) all references to days mean calendar days unless otherwise provided;

(n) if any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

THE MERGERS; EFFECTS OF THE MERGERS

2.1 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, First Merger Sub will be merged with and into NPOG in accordance with the provisions of the DLLCA. As a result of the NPOG Merger, the separate existence of First Merger Sub shall cease and NPOG shall continue its existence under the laws of the State of Delaware as the surviving entity and a direct, wholly owned Subsidiary of Parent (in such capacity, NPOG is sometimes referred to herein as the “NPOG Surviving Entity”).

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(b) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Second Merger Sub will be merged with and into COG in accordance with the provisions of the DLLCA. As a result of the COG Merger, the separate existence of Second Merger Sub shall cease and COG shall continue its existence under the laws of the State of Delaware as the surviving entity and a direct, wholly owned Subsidiary of Parent (in such capacity, COG is sometimes referred to herein as the “COG Surviving Entity” and, together with the NPOG Surviving Entity, the “Surviving Entities”).

2.2 Closing.

(a) The closing of the Mergers (the “Closing”), shall take place by the exchange of documents by facsimile, PDF or other electronic means concurrently with the execution and delivery of this Agreement. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date after the Closing, (i) a certificate of merger in respect of the NPOG Merger that is prepared and executed in accordance with the relevant provisions of the DLLCA (the “NPOG Certificate of Merger”) and (ii) a certificate of merger in respect of the COG Merger that is prepared and executed in accordance with the relevant provisions of the DLLCA (the “COG Certificate of Merger” and, collectively with the NPOG Certificate of Merger, the “Certificates of Merger”), in each case, shall be filed with the Office of the Secretary of State of the State of Delaware. The Mergers shall become effective upon the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Acquired Companies and specified in the Certificates of Merger in accordance with the DLLCA (such date and time being hereinafter referred to as the “Effective Time”).

(c) At the Closing, each of Parent, Simon G. Kukes TTEE SGK 2018 Revocable Trust UAD 03/06/2018 (“Kukes”), and the Designated Equityholders shall deliver a duly executed counterpart of the Shareholder Agreement.

2.3 Effect of the Mergers. At the Effective Time, the Mergers shall have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of each of (a) NPOG and First Merger Sub shall vest in the NPOG Surviving Entity and (b) COG and Second Merger Sub shall vest in the COG Surviving Entity, and all claims, debts, liabilities, obligations, restrictions, disabilities and duties of each of (i) NPOG and First Merger Sub shall become the claims, debts, liabilities, obligations, restrictions, disabilities and duties of the NPOG Surviving Entity and (ii) COG and Second Merger Sub shall become the claims, debts, liabilities, obligations, restrictions, disabilities and duties of the COG Surviving Entity, in each case, as provided under the DLLCA and other applicable Law.

2.4 Organizational Documents.

(a) Parent shall take all actions reasonably necessary such that at the Effective Time, the bylaws of Parent, as amended to date, shall be amended and restated in the form set forth in Exhibit C (the “Parent A&R Bylaws”) and the certificate of formation of Parent, as amended to date, shall be amended and restated in the form set forth in Exhibit D (the “Parent A&R Charter”).

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(b) At the Effective Time, pursuant to the DLLCA, (i) the certificate of formation of NPOG as in effect immediately prior to the Effective Time shall be the certificate of formation of the NPOG Surviving Entity, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law, and (ii) the NPOG LLCA shall be amended and restated in the form of limited liability company agreement reasonably approved by Parent and the NPOG prior to the Effective Time and, as so amended and restated, shall be the limited liability company agreement of the NPOG Surviving Entity, until thereafter amended in accordance with the terms thereof and applicable Law.

(c) At the Effective Time, pursuant to the DLLCA, (i) the certificate of formation of COG as in effect immediately prior to the Effective Time shall be the certificate of formation of the COG Surviving Entity, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law and (ii) the COG LLCA shall be amended and restated in the form of limited liability company agreement reasonably approved by Parent and COG prior to the Effective Time and, as so amended and restated, shall be the limited liability company agreement of the COG Surviving Entity, until thereafter amended in accordance with the terms thereof and applicable Law.

2.5 Directors and Officers of the Surviving Entities.

(a) The Parties shall take all necessary action such that from and after the Effective Time, the officers of First Merger Sub as of immediately prior to the Effective Time shall become the officers of the NPOG Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the NPOG Surviving Entity. All current directors and officers of NPOG shall be removed and/or terminated, as applicable, from their respective positions effective immediately upon the Closing, and each director and officer of NPOG shall deliver to Parent written resignation letters, effective as of the Effective Time.

(b) The Parties shall take all necessary action such that from and after the Effective Time, the officers of Second Merger Sub as of immediately prior to the Effective Time shall become the officers of the COG Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the COG Surviving Entity. All current directors and officers of COG shall be removed and/or terminated, as applicable, from their respective positions effective immediately upon the Closing, and each director and officer of COG shall deliver to Parent written resignation letters, effective as of the Effective Time.

2.6 Governance.

(a) Parent shall take all requisite action so that immediately upon the Effective Time, the Parent Board shall consist of five members (i) one member set forth on Section 2.6(a)(i) of the Company Disclosure Letter, (ii) three members comprised of the persons set forth on Section 2.6(a)(ii) of the Parent Disclosure Letter, and (iii) the independent member set forth on Section 2.6(a)(iii) of the Parent Disclosure Letter. If the individual set forth on Section 2.6(a)(i) of the Company Disclosure Letter is unwilling or unable to serve (or to continue to serve) as a director on the Parent Board following the Effective Time as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the Acquired Companies or their applicable Affiliate. Each Person who is a member of the Parent Board prior to the Effective Time and is not listed on Section 2.6(a)(ii) of the Parent Disclosure Letter shall execute and deliver a letter effectuating his or her resignation as a member of the Parent Board to be effective as of the Effective Time.

(b) Parent shall take all actions necessary, effective as of the Effective Time, to (i) cause the Corporate Governance and Nominating Committee of the Parent Board to include the persons that are set forth on Section 2.6(b)(i) of the Company Disclosure Letter and (ii) cause the Compensation Committee of the Parent Board to include the persons that are set forth on Section 2.6(b)(ii) of the Company Disclosure Letter. Josh Schmidt shall be designated as the Chairman of the Compensation Committee of the Parent Board.

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ARTICLE III

AGGREGATE MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Effect of the Mergers on Equity. At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, First Merger Sub, Second Merger Sub, the Acquired Companies or any holder of any securities of Parent, First Merger Sub, Second Merger Sub, or the Acquired Companies:

(a) Units of Merger Subs.

(i) All of the limited liability company interests of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent all of the limited liability company interests of the NPOG Surviving Entity and Parent shall be admitted as the sole member of the NPOG Surviving Entity, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding limited liability company interests of the NPOG Surviving Entity and shall be the sole member of the NPOG Surviving Entity, all as reflected in the Organizational Documents of the NPOG Surviving Entity.

(ii) All of the limited liability company interests of Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent all of the limited liability company interests of the COG Surviving Entity and Parent shall be admitted as the sole member of the COG Surviving Entity, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding limited liability company interests of the COG Surviving Entity and shall be the sole member of the COG Surviving Entity, all as reflected in the Organizational Documents of the COG Surviving Entity.

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(b) Units of the Acquired Companies.

(i) Subject to the other provisions of this Article III, the Company Units issued and outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into the right to receive, in the aggregate, 10,650,000 validly issued, fully paid and nonassessable shares of Series A Parent Preferred Stock (the “Aggregate Merger Consideration”), subject to the provisions of this Article III, which Aggregate Merger Consideration shall be paid to the holders of Company Units in accordance with the allocation set forth on Section 3.1(b) of the Company Disclosure Letter.

(ii) All such Company Units, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist and no longer represent limited liability company interests in the applicable Acquired Company. Each holder of any such Company Unit that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including any rights as a member or otherwise under the applicable Acquired Company LLC Agreement), except the right to receive a portion of the Aggregate Merger Consideration in accordance with this Section 3.1(b) and the right to receive any dividends or other distributions.

(iii) At the Closing, subject to the receipt by Parent of a duly executed IRS Form W-9 from each holder of Company Units, Parent shall create a book-entry account for each holder of Company Units and to credit each such account with a number of shares of Series A Parent Preferred Stock, in the aggregate equal to the Aggregate Merger Consideration, allocated in accordance with the allocation set forth on Section 3.1(b) of the Company Disclosure Letter.

(c) Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Acquired Companies, the Surviving Entities and Parent’s transfer agent and each of their respective Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from any amounts or securities otherwise payable pursuant to this Agreement such amounts or securities as are required to be deducted or withheld with respect to the making of such payments under applicable Law; provided, that except for any deduction or withholding (i) with respect to any compensatory payment made to a service provider or (ii) as a result of the failure by any Member to provide a duly executed Form W-9 as described in Section 3.1(b)(iii), Parent, First Merger Sub, Second Merger Sub, the Acquired Companies, the Surviving Entities and the Parent’s transfer agent and each of their respective Affiliates, as applicable, shall use commercially reasonable efforts to notify the Person prior to deducting and withholding from any amounts or securities otherwise payable to such Person pursuant to this Agreement and shall reasonably cooperate with the Person in seeking to reduce or eliminate any such deduction or withholding. To the extent that any such amounts or securities are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted or withheld amounts or securities shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

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(d) Fractional Shares. No certificate or scrip or shares representing fractional Series A Parent Preferred Stock shall be issued to a holder of Company Units pursuant to Section 3.1(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, all fractional shares of Series A Parent Preferred Stock that a holder of Company Units converted pursuant to the Mergers would otherwise be entitled to receive as a portion of the Aggregate Merger Consideration will be aggregated and then, if a fractional share of Series A Parent Preferred Stock results from that aggregation, be rounded up to the nearest share of Series A Parent Preferred Stock, as applicable.

3.2 Distribution Cooperation. In connection with the Closing, if (a) any Acquired Company effectuates or seeks to effectuate a distribution of all or part of the Aggregate Merger Consideration to (i) any controlled Affiliate of such Acquired Company, (ii) the Persons set forth on Schedule 1.1(b) of the Shareholder Agreement or (iii) any Management Transferee (as defined in the Shareholder Agreement) (clauses (i)-(iii), the “Equityholders”), and (b) such distribution is permitted under Section 2.1 of the Shareholder Agreement if the Shareholder Agreement, Parent will use its commercially reasonable efforts to assist such Acquired Company and the applicable Equityholders to facilitate such distribution in the manner and to the Persons requested by such Acquired Company which for avoidance of doubt may include one or more distributions to be effected substantially concurrently with the Closing or as soon as feasible thereafter, including the delivery of instruction letters, legal opinions, indemnity letters (which shall in any event, subject to Parent’s transfer agent’s approval, which Parent shall use commercially reasonable efforts to obtain, be provided in lieu of any requirement for such Acquired Company or the applicable Equityholders to obtain and deliver stock powers and/or medallion guarantees to Parent’s transfer agent) and other documentation by Parent or its counsel to Parent’s transfer agent or otherwise as may be required or requested to effect such distribution of the Aggregate Merger Consideration; provided, that if Parent is required or requested to provide an indemnity letter in connection with any such distribution, the Equityholder(s) shall provide an indemnity letter to Parent indemnifying Parent to the same extent Parent is required or requested to indemnify Parent’s transfer agent.

3.3 Appraisal Rights. No appraisal rights, dissenter rights or similar rights will be available with respect to the Mergers or the other transactions contemplated by this Agreement. The Acquired Companies will enforce any contractual waivers that holders of Company Units have granted regarding appraisal rights that would apply to the Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Except as set forth in the disclosure letter delivered by the Acquired Companies to Parent (the “Company Disclosure Letter”), the Acquired Companies represent and warrant to Parent and Merger Sub as follows:

4.1 Organization, General Authority and Standing. Each member of the Acquired Company Group is duly organized, incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized, incorporated or formed, as applicable (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Acquired Company Subsidiary where any such failure would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. Each member of the Acquired Company Group (a) has full power and authority necessary to own, lease and operate its assets and properties and to enable it to conduct its business as presently conducted and (b) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties makes such qualification or licensing necessary, except where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. No Acquired Company is in violation of its Organizational Documents in any material respect. True and complete copies of the Organizational Documents of each Acquired Company, as amended to the date of this Agreement, have been made available to Parent.

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4.2 Capital Structure.

(a) (i) Section 4.2(a)(i) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (A) the number and class or series (as applicable) of all of the NPOG Units issued and outstanding, and (B) the names of the persons that hold the NPOG Units, (ii) Section 4.2(a)(ii) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (A) the number and class or series (as applicable) of all of the COG Units issued and outstanding, and (B) the names of the persons that hold the COG Units and (iii) Section 4.2(a)(iii) of the Company Disclosure Letter set forth a true and complete statement as of the date of this Agreement of the aggregate number of Company Units. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date hereof, no equity interests of any Acquired Company were issued, reserved for issuance or outstanding.

(b) All Company Units are, and all such equity interests that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, and not subject to preemptive rights.

(c) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Units may vote (“Voting Acquired Company Debt”).

(d) Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, phantom equity, equity appreciation, equity-based performance units or other rights or Contracts to which any Acquired Company is a party or by which any Acquired Company is bound (i) obligating any Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of, or any security convertible or exchangeable for any equity interests of, any Acquired Company or any Voting Acquired Company Debt, (ii) obligating any Acquired Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Company Units. As of the date of this Agreement, there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any equity interests of any Acquired Company or options, warrants, convertible or exchangeable securities, equity-based performance units or other rights to acquire equity interests of any Acquired Company.

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4.3 Acquired Company Subsidiaries; Equity Interests.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each (i) Acquired Company Subsidiary and (ii) entity (other than the Acquired Company Subsidiaries) in which any Acquired Company or any Acquired Company Subsidiary owns any interest. All of the outstanding interests of each Acquired Company Subsidiary have been duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 4.3(a) of the Company Disclosure Letter, are owned by an Acquired Company, free and clear of all Liens, other than Company Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Acquired Company Subsidiary is a party or by which any Acquired Company Subsidiary is bound obligating any Acquired Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Acquired Company Subsidiary.

(b) Except as set forth on Section 4.3(a) of the Company Disclosure Letter, no Acquired Company nor any Acquired Company Subsidiary (i) owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has any obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than their respective Subsidiaries listed on Section 4.3(a) of the Company Disclosure Letter.

(c) The Acquired Company Subsidiaries are not in violation of their respective Organizational Documents. True and complete copies of the Organizational Documents of each of the Acquired Company Subsidiaries, as amended as of the date of this Agreement, have been made available to Parent.

4.4 Authority; Execution and Delivery; Enforceability.

(a) The execution, delivery and performance by the Acquired Companies of this Agreement and the consummation by the Acquired Companies of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Acquired Companies in accordance with such Acquired Company’s Organizational Documents and applicable Law. Each of the Acquired Companies has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Creditors’ Rights”)).

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(b) (i) NPOG Parent, as the sole member of NPOG, and (ii) COG Parent, as the sole member of COG, in each case, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein, concurrently with its execution. None of the foregoing actions by NPOG Parent, as the sole member of NPOG, or COG Parent, as the sole member of COG, have been rescinded or modified in any way. The only vote of holders of any class or series of equity interests of NPOG or COG necessary to approve this Agreement and to consummate the transactions contemplated hereby, including the Mergers, is the Acquired Companies Equityholder Approval.

4.5 No Conflicts; Consents.

(a) Except as set forth on Section 4.5(a)of the Company Disclosure Letter, the execution, delivery and performance by the Acquired Companies of this Agreement do not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance with the terms hereof will not, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any member of the Acquired Company Group under, any provision of (i) any Acquired Company’s Organizational Documents or the comparable Organizational Documents of the any Acquired Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (other than Oil and Gas Leases) (a “Contract”) to which any member of the Acquired Company Group is a party or by which any of their respective properties or assets is bound or (iii) assuming the Consents referred to in Section 4.5(b) are duly and timely obtained or made (as applicable), any Law applicable to a member of the Acquired Company Group or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

(b) No consent, approval, clearance, waiting period expiration or termination, license, permit, order or authorization of (“Consent”), or registration, declaration, notice, notification, submission or filing with, any national, Federal, state, supranational, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to any member of the Acquired Company Group in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of such registration statements, reports, schedules and statements, or the taking of other actions, under the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby and (B) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Acquired Companies are qualified to do business, and (iii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the transactions contemplated hereby or (B) that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

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4.6 Financial Statements; Undisclosed Liabilities.

(a) Set forth on Section 4.6(a) of the Company Disclosure Letter are true, correct and complete copies of: (i) the audited consolidated balance sheets of the Acquired Company Group as of December 31, 2024 and December 31, 2023 and the related audited consolidated statements of income, shareholder’s equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Acquired Company Group as of June 30, 2025 (such balance sheet and the notes thereto, the “Company Balance Sheet”), and the related unaudited statements of income, shareholder’s equity and cash flows for the nine-month period then ended (collectively, the “Company Financial Statements”). Except as set forth on Section 4.6(a) of the Company Disclosure Letter or as otherwise noted therein, the Company Financial Statements (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of the Acquired Companies and their consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end adjustments).

(b) Except as reflected or reserved against in the Company Balance Sheet, or the notes thereto, no member of the Acquired Company Group has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet (other than any liability for breaches of Contract or relating to any Proceeding), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of any Acquired Company or in the notes thereto prepared in accordance with GAAP, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole.

(c) The Acquired Companies have established and maintain internal accounting controls and systems of internal control over financial reporting that are sufficient to provide reasonable assurance, in all material respects, regarding the reliability of the Acquired Companies’ financial reporting and the preparation of the Company Financial Statements in accordance with GAAP. There are no, nor have the Acquired Companies’ auditors or the Acquired Companies been advised of, any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect any member of the Acquired Company Group’s ability to record, process, summarize and report financial information (including compliance with GAAP) or (ii) since December 31, 2022, illegal acts or instances of fraud, whether or not material, that involve management or other employees who have a significant role in any member of the Acquired Company Group’s internal control over financial reporting.

(d) The Company Financial Statements accurately summarize, in all material respects, the outstanding Derivative Transaction positions of the Acquired Companies and the Acquired Company Subsidiaries, including Hydrocarbon and financial Derivative Transaction positions attributable to the production and marketing activities of the Acquired Companies and the Acquired Company Subsidiaries, as of the dates reflected therein.

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4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Acquired Companies for inclusion or incorporation by reference in the Information Statement (and any amendment or supplement thereto) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to Parent’s stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

4.8 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 4.8(b)of the Company Disclosure Letter, from the date of the Company Balance Sheet to the date of this Agreement, the Acquired Companies and the Acquired Company Subsidiaries have conducted their businesses in the ordinary course of business in substantially the same manner as previously conducted, and during such period have not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any of the following actions:

(i) issued, sold, pledged, disposed of, granted, transferred, encumbered or otherwise permitted to become outstanding, or authorized the creation of, any additional equity or any additional Rights;

(ii) (A) split, combined or reclassified any of its equity interests or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (B) repurchased, redeemed or otherwise acquired, or permitted any Acquired Company Subsidiary to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights;

(iii) (A) sold, leased, transferred, farmed out, exchanged, disposed of, licensed, conveyed, encumbered or discontinued all or any portion of any member of the Acquired Company Group’s Oil and Gas Properties or other assets, business or properties other than (1) sales of Hydrocarbons in the ordinary course of business, (2) any individual sales, leases or dispositions for consideration not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such sales, leases, or dispositions), or (3) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice; (B) acquired, by merger or otherwise, or leased any assets or all or any portion of the business or property of any other entity other than (1) acquisitions of Oil and Gas Properties or entry into Oil and Gas Leases in the ordinary course of business for which the aggregate consideration (or fair market value thereof) is not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such acquisitions or leases) or (2) acquisitions resulting from a working interest holder’s non-participation election in a well or wells; (C) merged, consolidated or entered into any other business combination transaction with any Person; or (D) converted from a limited liability company or corporation, as the case may be, to any other business entity;

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(iv) made or declared dividends or distributions to the holders of Company Units or any Acquired Company Subsidiary (other than any dividend or distribution from a wholly owned Acquired Company Subsidiary to an Acquired Company or to any other wholly owned Acquired Company Subsidiary);

(v) amended any Acquired Company’s or any Acquired Company Subsidiary’s Organizational Documents;

(vi) other than in the ordinary course of business consistent with past practice and other than extensions of six months or less of any Company Marketing Contracts on terms substantially similar to those in effect with respect to such Contract on the date of this Agreement, entered into any Contract that would be a Company Specified Contract if it were in effect on the date of this Agreement;

(vii) (A) modified or amended any material agreement (including any Company Specified Contract), in a manner that would reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or (B) terminated (other than upon the expiration of the term of such Company Specified Contract in accordance with its terms without additional action by the Acquired Company Group) or assigned, or waived or assigned any rights under, any Company Specified Contract other than in the ordinary course of business consistent with past practice;

(viii) waived, released, assigned, settled or compromised any material Proceeding or settled or compromised any Proceeding if such settlement or compromise (A) involved a material conduct remedy or material injunctive or similar relief, (B) involved an admission of criminal wrongdoing by any member of the Acquired Company Group or (C) had in any material respect a restrictive impact on the business of any member of the Acquired Company Group;

(ix) implemented or adopted any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(x) failed to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not have reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

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(xi) (A) made, changed or rescinded any material elections relating to Taxes, (B) settle or compromise (1) any material Proceeding or controversy relating to Taxes or (2) any material Tax liability or refund, (C) amended any Tax Return in any material respect, (D) changed in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (E) agreed to any extension or waiver of the statute of limitations with respect to Taxes, (F) surrendered any right to claim a material Tax refund, (G) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or other written agreement with any Governmental Entity with respect to Taxes or (H) entered into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between any Acquired Company and any Acquired Company Subsidiary or (ii) the primary subject matter of which is not Tax);

(xii) (xii) sponsored or maintained any Company Benefit Plan or employed any Business Employee;

(xiii) (A) incurred, assumed, guaranteed or otherwise became liable for any Indebtedness (directly, contingently or otherwise), other than (1) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices not to exceed $1,000,000 or (2) in the ordinary course of business, (B) redeemed, repurchased, canceled or otherwise acquired any Indebtedness (directly, contingently or otherwise) or (C) other than with respect to the existing revolving credit facilities, created any material Lien that is not a Company Permitted Lien on its property or the property of any Acquired Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease;

(xiv) made any election to be a non-consenting party (or failed to make any election, the result of which was be deemed a non-consenting party) with respect to any proposed operation regarding any of the Oil and Gas Properties of any member of the Acquired Company Group that (A) involved capital expenditures (net to the interest of the Acquired Company Group) in excess of $1,000,000 or (B) expressly resulted in permanent forfeiture, relinquishment or termination of an Oil and Gas Property of any member of the Acquired Company Group (excluding, for avoidance of doubt, forfeiture or relinquishment subject to customary back-in rights after payout of a contractual or statutory non-consent penalty);

(xv) implemented or otherwise entered into any derivative security with respect to Hydrocarbon production or marketing or entered into any Derivative Transaction applicable to the Acquired Companies other than in the ordinary course of business;

(xvi) entered into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by any Acquired Company under Item 404 of Regulation S-K promulgated under the Exchange Act;

(xvii) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial dissolution or liquidation; or

(xviii) taken any action that would reasonably be expected to result in the payment or provision of any compensation or benefits that, individually or together with any other payment of compensation or benefit that could be received (whether in cash or property or the vesting of property) by any current or former employee, officer, director or other service provider of any member of the Acquired Company Group who is a “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

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4.9 Taxes.

(a) Except as set forth on Section 4.9(a)of the Company Disclosure Letter, each member of the Acquired Company Group has (i) duly and timely filed, or caused to be duly and timely filed on its behalf, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true and complete in all material respects, and (ii) duly and timely paid, or caused to be paid, all income and other material Taxes required to have been paid by it (whether or not shown as due on any Tax Return).

(b) Each member of the Acquired Company Group has complied, in all material respects, with all applicable Laws relating to the payment, reporting and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld and paid with respect to its employees, independent contractors, creditors, partners, equityholders and other third parties.

(c) Except as set forth on Section 4.9(c)of the Company Disclosure Letter, no outstanding agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes relating to the Acquired Company Group has been entered into with any Governmental Entity.

(d) The Acquired Company Group has established adequate accruals and reserves, in accordance with GAAP, on the Company Financial Statements for all Taxes payable by all members of the Acquired Company Group for all taxable periods and portions thereof through the date of such Company Financial Statements.

(e) Except as set forth on Section 4.9(e)of the Company Disclosure Letter, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against any member of the Acquired Company Group that has not been paid, settled or withdrawn.

(f) Except as set forth on Section 4.9(f)of the Company Disclosure Letter, there are no material pending adjustments that have been proposed or asserted with respect to any Tax Return of any member of the Acquired Company Group, and no Proceeding or controversy in respect of Taxes of any member of the Acquired Company Group is presently in progress or has been threatened in writing, in each case, with respect to any material amount of Taxes due from or with respect to any member of the Acquired Company Group.

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(g) No member of the Acquired Company Group is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between members of the Acquired Company Group or (ii) the primary subject matter of which is not Tax).

(h) Since December 31, 2022, no member of the Acquired Company Group has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any analogous or similar provision of Law) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) No member of the Acquired Company Group is or has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b).

(j) No member of the Acquired Company Group has entered into or requested a private letter ruling, technical advice memoranda or similar ruling from a Governmental Entity with respect to the Acquired Company Group that would have continuing effect after the Closing Date.

(k) No member of the Acquired Company Group (i) is or has been a member of any affiliated, consolidated, unitary, combined or similar group (other than any such group the common parent of which is an Acquired Company) or (ii) has any material liability for the Taxes of any Person (other than a member of the Acquired Company Group) by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

(l) No claim or assertion has ever been made or, to the Knowledge of the Acquired Company Group, has been threatened in writing by a Governmental Entity against any member of the Acquired Company Group in a jurisdiction where a member of the Acquired Company Group does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction.

(m) No member of the Acquired Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or any other written agreement with any Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of Law) that existed prior to the Closing.

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(n) No member of the Acquired Company Group has had a permanent establishment (within the meaning of an applicable Tax treaty) or has become subject to Tax outside of the United States.

(o) No member of the Acquired Company Group owns, or has ever owned, an interest in a “controlled foreign corporation” or “passive foreign investment company” within the meaning of the Code.

(p) Each member of the Acquired Company Group that has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or other similar Law has claimed such credits in accordance with applicable Law and no member of the Acquired Company Group shall be required to repay any such credit.

(q) There are no Liens for Taxes upon any property of any member of the Acquired Company Group except for statutory Liens for current Taxes not yet due and payable.

(r) For U.S. federal (and applicable state and local) income tax purposes, (i) each of NPR Intermediate, LLC; PHR Intermediate, LLC; COG Intermediate, LLC and LPR Intermediate, LLC is and has, at all times since formation, been classified as a corporation, and (ii) each other member of the Acquired Company Group is and has, at all times since formation, been classified as a partnership or disregarded entity.

(s) No member of the Acquired Company Group (i) has elected the nonapplication of subchapter K under Section 761(a) of the Code or (ii) is classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code or any similar provision of state or local Law.

(t) Section 4.9(t) of the Company Disclosure Letter sets forth the U.S. federal (and applicable state and local) income tax classification of each of the Acquired Company Subsidiaries the classification of which differs from its default classification.

4.10 Labor Relations.

(a) No member of the Acquired Company Group employs, or since December 31, 2022 has employed, any individual (either directly or under any theory of joint employment).

(b) Prior to the date hereof, the Acquired Company Group has provided to Parent a complete and accurate list that sets forth each individual employed or engaged by (x) any member of the Acquired Company Group or (y) the Management Companies and whose work duties involve providing services primarily with respect to the Acquired Company Group (each such individual, a “Business Employee”) and, with respect to each such Business Employee, to the extent applicable and permitted by applicable Law, his or her: (i) employing or engaging entity; (ii) job title; (iii) base annualized salary or hourly rate of pay (as applicable); (iv) hire date and service date (if different); (v) leave status (including nature and expected duration of any leave); (vi) primary work location; (vii) exempt or non-exempt status; and (viii) details of any visa. The Business Employees include all of the individuals reasonably required to operate the businesses of the Acquired Company Group as presently operated. Except pursuant to any agreement with the Management Companies or any member of the Acquired Company Group providing for the services of Business Employees, no member of the Acquired Company Group has any liabilities with respect to any current or former Business Employee or any other individual (including any independent contractor, consultant, leased employee and temporary employees) who has provided services with respect to any member of the Acquired Company Group.

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(c) There are no collective bargaining agreements or other labor-related Contracts with a union, works council, labor organization or other employee representative body (each a “Labor Agreement”) to which a member of the Acquired Company Group is a party or by which a member of the Acquired Company Group is bound. There are no Labor Agreements covering or that otherwise pertain to any Business Employees, and none are currently being negotiated. No Business Employee is represented by any labor union, works council, labor organization or other employee representative body. Since December 31, 2022, no member of the Acquired Company Group has experienced (a) any pending, or, to the Knowledge of the Acquired Company Group, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, work stoppages, slowdowns, lockouts, picketing, hand billing or other material labor disputes or (b) to the Knowledge of the Acquired Company Group, pending or threatened union organizing activities concerning any Business Employees. Since December 31, 2022, there has been no material Proceeding pending or, to the Knowledge of the Acquired Company Group, threatened by or with respect to any Business Employee or any other individual who has provided services with respect to any member of the Acquired Company Group by or before the National Labor Relations Board or any Governmental Entity.

(d) Each member of the Acquired Company Group and, to the Knowledge of the Acquired Company Group, the Management Companies are, and since December 31, 2022 have been, in compliance in all material respects with all applicable Laws with respect to the employment or engagement of each current or former Business Employee and any other individual who has provided services with respect to a member of the Acquired Company Group, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, automated employment decision tools and other artificial intelligence and unemployment insurance. To the Knowledge of the Acquired Company Group, each Business Employee and any other individual who is providing or since December 31, 2022 has provided services with respect to a member of the Acquired Company Group and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan, and separately identifies each PEO Plan. With respect to each material Non-PEO Plan, the Acquired Companies have provided to Parent true and complete copies of the following (as applicable): (i) the current plan document(s), (ii) the most recent summary plan description (and any summaries of material modifications thereto), (iii) the most recent IRS determination or opinion letter and (iv) copies of any material, non-routine correspondence with any Governmental Entity in the past one (1) year. With respect to each PEO Plan, the Acquired Companies have provided to Parent a written summary of all of the material terms of such PEO Plan.

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(b) No Company Benefit Plan is sponsored or maintained by any member of the Acquired Company Group, and no member of the Acquired Company Group would reasonably be expected to have any liability or obligation (contingent or otherwise) with respect to any Company Benefit Plan following the Closing.

(c) To the Knowledge of the Acquired Company Group, each Company Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to each Company Benefit Plan, to the Knowledge of the Acquired Company Group, all contributions, premiums and other payments that have become due have been timely paid, and any such amounts not yet due have been paid or properly accrued.

(d) Each Non-PEO Plan and, to the Knowledge of the Acquired Company Group, each PEO Plan, intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Acquired Company Group, no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect such Company Benefit Plan’s qualified status.

(e) No Company Benefit Plan is, and no member of the Acquired Company Group sponsors, maintains, contributes to or is required to contribute to, or has, or could reasonably be expected to have any actual or contingent liability under: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No member of the Acquired Company Group has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f) Except as set forth on Section 4.11(f) of the Company Disclosure Letter, no Company Benefit Plan provides, and no member of the Acquired Company Group has any current or contingent liability in respect of post-retirement health or other welfare benefits for retired, former or current employees, officers, directors, or other individual service providers (or any beneficiary thereof) of the Acquired Company Group other than for continuation coverage required under COBRA for which the covered Person pays the full cost of coverage. No member of the Acquired Company Group has incurred, or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g) No Proceeding (other than routine claims for benefits) or hearing is pending or, to the Knowledge of the Acquired Company Group, threatened with respect to any Non-PEO Plan, and to the Knowledge of the Acquired Company Group, no Proceeding or hearing is pending or threatened with respect to any PEO Plan. To the Knowledge of the Acquired Company Group, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, except as could not reasonably be expected to result in a material liability to any member of the Acquired Company Group.

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(h) No amount of compensation or benefits, individually or together with any other payment of compensation or benefit, that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or other service provider of any member of the Acquired Company Group who is a “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

(i) No member of the Acquired Company Group has any current or contingent obligation to “gross-up,” reimburse, indemnify or otherwise make whole any individual for any Taxes, including the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(j) None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) entitle any current or former director, officer, employee, contractor, consultant or other individual service provider of any member of the Acquired Company Group (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property) or any increase of the amount of compensation or benefits due or payable, (ii) accelerate the time of payment or vesting, or trigger any payment, contribution or funding, of any compensation, equity or equity-based award or other benefits to any current or former director, officer, employee, contractor, consultant or other individual service provider of any member of the Acquired Company Group or trigger any other obligation under any Company Benefit Plan, or (iii) restrict the ability of any Acquired Company to merge, amend or terminate any Non-PEO Plan or, to the Knowledge of the Acquired Company Group, any PEO Plan.

(k) Each Non-PEO Plan and, to the Knowledge of the Acquired Company Group, each PEO Plan, in either case, that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

4.12 Title to Properties; Oil and Gas Property Matters.

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(a) The Acquired Company Group collectively has good and defensible title to the Oil and Gas Properties described in the Company Reserve Reports, in each case free and clear of all Liens and defects and imperfections of title except (i) for any property sold or otherwise disposed of in the ordinary course of business since the date of the Company Reserve Report relating to the interests of members of the Acquired Company Group referred to therein, in each case, as and to the extent such sale or other disposition is set forth and described in Section 4.12(a)of the Company Disclosure Letter, (ii) for any property reflected in the Company Reserve Report as having been sold or otherwise disposed of, (iii) for Company Permitted Liens or (iv) such as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. For purposes of the foregoing sentence, “good and defensible title” means that the members of the Acquired Company Group have title (as of date of this Agreement and as of the Closing Date) to each of the Oil and Gas Properties held or owned such Person (or purported to be held or owned by such Person) beneficially or of record with any applicable Governmental Entity that (A) entitles the Acquired Company Group to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties except, in each case, for (w) any decreases in connection with operations in which any member of the Acquired Company Group has elected to be a non-consenting co-owner since the date of the Company Reserve Report, (x) any decreases resulting from reversion of interest on or after the date of the Company Reserve Report to co-owners with respect to operations in which such co-owners previously elected not to consent, (y) any decrease resulting from the establishment or amendment, after the date hereof, of production sharing agreements, pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Company Reserve Report; (B) obligates any member of the Acquired Company Group to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties); and (C) is free and clear of all Liens, except for Company Permitted Liens which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of such Oil and Gas Properties in the conduct of business of the Acquired Company Group as presently conducted.

(b) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except with respect to any of the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Acquired Company Group, which are addressed in Section 4.12(a), (i) each member of the Acquired Company Group collectively holds (A) good, valid and marketable title to all real property owned by such member of the Acquired Company Group (collectively, including the improvements thereon, the “Company Owned Real Property”), free and clear of all Liens, except Company Permitted Liens, and (B) valid title to the leasehold estates (whether as tenant or subtenant) and valid interests in all licenses or occupancy agreements to license or otherwise occupy (whether as tenant, subtenant, licensee or occupant) all real property leased, subleased, licensed, or otherwise occupied by the Acquired Company Group (collectively, including the improvements thereon, the “Company Leased Real Property”), free and clear of all Liens, except Company Permitted Liens; and (ii) each agreement under which any member of the Acquired Company Group is the landlord, sublandlord, tenant,subtenant, licensor, licensee, or occupant with respect to the Company Leased Real Property (each, a “Company Real Property Lease”) is in full force and effect and is valid and enforceable against such member of the Acquired Company Group and, to the Knowledge of the Acquired Company Group, the other parties thereto, in accordance with its terms (except insofar as such enforceability may be limited by Creditors’ Rights), and no member of the Acquired Company Group, or to the Knowledge of the Acquired Company Group, any other party thereto, has received written notice of any default by such member of the Acquired Company Group under any Company Real Property Lease which remains uncured as of the date of this Agreement. The Company Owned Real Property and Company Leased Real Property held by any member of the Acquired Company Group are sufficient to conduct the business of the Acquired Company Group as presently conducted, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) As of the date of this Agreement, to the Knowledge of the Acquired Company Group, there does not exist any notice or request from any Governmental Entity delivered to any member of the Acquired Company Group requiring any construction work or alterations to cure any violation of applicable Law by any Acquired Company or any of its Subsidiaries which remains uncured as of the date of this Agreement nor, any pending or, to the Knowledge of the Acquired Company Group, threatened, condemnation or eminent domain Proceedings with respect to any of the Oil and Gas Properties, Company Owned Real Property or Company Leased Real Property, as applicable, held or owned by (or purported to be held or owned by) any members of the Acquired Company Group.

(d) As of the date of this Agreement, with respect to any Oil and Gas Lease held or owned by (or purported to be held or owned by) any member of the Acquired Company Group, there is no default under any such Oil and Gas Lease by any member of the Acquired Company Group or, to the Knowledge of the Acquired Company Group, any other party thereto, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any member of the Acquired Company Group or, to the Knowledge of the Acquired Company Group, any other party thereto, in each case, except as would not be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As of the date of this Agreement, no member of the Acquired Company Group has received any written notice (other than de minimis or frivolous claims or demands) that any of its Oil and Gas Lease accounts are not current or that any material payments required thereunder have not been, or by Closing will not be, paid.

(e) To the Knowledge of the Acquired Company Group, none of the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group are subject to any material preferential purchase, tag-along, right of first refusal, right of first offer, purchase option, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the transactions contemplated by this Agreement (other than any Consent that, by its terms, cannot be unreasonably withheld (or that contains language to a similar effect)).

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(f) Except to the extent of those obligations previously fulfilled by any member of the Acquired Company Group, or any of their respective predecessors, none of the material Oil and Gas Properties of any member of the Acquired Company Group contain express provisions obligating any member of the Acquired Company Group to drill any Wells (other than provisions requiring optional drilling as a condition of maintaining all or a portion of a presently non-producing Oil and Gas Lease), except as set forth on Section 4.12(f)of the Company Disclosure Letter.

(g) Section 4.12(g) of the Company Disclosure Letter lists a complete and accurate list of all Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group that are (i) currently subject to any Proceeding challenging the validity of the sale or issuance of an oil and gas lease issued by the Bureau of Land Management or other Governmental Entity (the “Issuing Authority”), or (ii) pursuant to which an Issuing Authority has refused, or could reasonably be expected to refuse, to issue a drilling permit or communitization agreement on the basis of a Proceeding challenging the validity of a sale or issuance of an oil and gas lease. To the Knowledge of the Acquired Company Group, (i) each member of the Acquired Company Group has timely and properly submitted all requests to suspend operations and/or production from any such Oil and Gas Properties as permitted under the applicable provisions of the Mineral Leasing Act of 1920 (30 U.S.C. § 181 et seq.), as amended (the “MLA”) and (ii) none of such requests have been denied.

(h) Section 4.12(h) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all Oil and Gas Leases of the Acquired Company Group for which any member of the Acquired Company Group has submitted, or is expected to submit within the twelve-month period after the execution date of this Agreement, a request for suspension of operations and/or production pursuant to Section 39 of the MLA, 30 U.S.C. § 209 due to the proximity of the Oil and Gas Lease to unleased federal lands needed to complete lease blocks on a geologic play and (ii) the current status of all such submissions.

(i) Section 4.12(i) of the Company Disclosure Letter sets forth, to the Knowledge of the Acquired Company Group, all Oil and Gas Leases of the Acquired Company Group with primary terms that expire during the period beginning on the date of this Agreement and ending on December 31, 2025.

4.13 Certain Payment Matters

(a) To the Knowledge of the Acquired Company Group, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases held or owned by (or purported to be held or owned by) any member of the Acquired Company Group have been properly and timely paid in all material respects, or have been (or are currently being) contested in good faith in the ordinary course of business and through appropriate proceedings, and (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens from Oil and Gas Properties held or owned by (or purported to be held or owned by) the Acquired Company Group and payable by the Acquired Company Group to third parties have been properly and timely paid in all material respects, or have been (or are currently being) contested in good faith in the ordinary course of business and through appropriate proceedings (other than any such Production Burdens which are being held in suspense in accordance with applicable Laws, Contracts or the terms of applicable Oil and Gas Properties).

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(b) Except as set forth on Section 4.13(b)of the Company Disclosure Letter, to the Knowledge of the Acquired Company Group, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business and through appropriate proceedings) and are not being held in suspense (by the Acquired Company Group, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(c) Except as set forth on Section 4.13(c)of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding authorization for expenditure, commitment or similar request or invoice for funding or participation under any agreement or Contract which is binding on any member of the Acquired Company Group or any Oil and Gas Property held or owned by (or purported to be held or owned by) any member of the Acquired Company Group and which the Acquired Companies reasonably anticipate will individually require expenditures by any member of the Acquired Company Group in excess of $1,000,000.

4.14 Wells and Equipment.

(a) Except as would not be material and adverse to the business of the Acquired Company Group taken as a whole, with respect to Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group that are operated by the Acquired Company Group, (i) all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted) and (ii) there are no Wells that constitute a part of the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group in respect of which the Acquired Company Group have received a notice, claim, demand or order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged or abandoned.

(b) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases held or owned by (or purported to be held or owned by) any member of the Acquired Company Group or otherwise associated with an Oil and Gas Property held or owned by (or purported to be held or owned by) any member of the Acquired Company Group that were drilled and completed by the Acquired Company Group, and to the Knowledge of the Acquired Company Group, all such other wells that were not drilled and completed by the Acquired Company Group, have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Acquired Company Group related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by the Acquired Company Group have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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4.15 Company Rights-of-Way. Each member of the Acquired Company Group has such consents, easements, rights-of-way, servitudes, surface rights, permits and licenses (including the Company Permits) from each Person (collectively, the “Company Rights-of-Way”) as are sufficient to conduct the business of such member of the Acquired Company Group as presently conducted, except for such Company Rights-of-Way the absence of which would not be material and adverse to the business of the Acquired Company Group, taken as a whole. Each member of the Acquired Company Group has fulfilled and performed all of its obligations with respect to each Company Rights-of-Way held by such Person and conducted its business in a manner that does not violate any such Company Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Company Rights-of-Way, except as would not be material and adverse to the business of the Acquired Company Group taken as a whole. All pipelines and material facilities operated by the Acquired Company Group are subject to valid Company Rights-of-Way, or are located on real property owned or leased by the Acquired Company Group, and there are no gaps (including any gap arising as a result of any breach by the Acquired Company Group of the terms of any Company Rights-of-Way) in the Company Rights-of-Way except as would not be material and adverse to the business of the Acquired Company Group taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Rights-of-Way contain a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Company Rights-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

4.16 Reserve Report.

(a) The Acquired Companies have made available to Parent the report of the proved Hydrocarbon reserves of the Acquired Company Group with respect to the Oil and Gas Properties of the Acquired Company Group prepared by DeGloyer and MacNaughton (the “Company Reserve Auditor”) dated as of June 30, 2025 (the “Company Reserve Report”).

(b) The factual, non-interpretive data relating to the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group upon which the Company Reserve Report was based was complete and accurate in all material respects at the time such data was provided by the Acquired Companies to the Company Reserve Auditor for use in the Company Reserve Report. To the Knowledge of the Acquired Company Group, there are no material errors in the assumptions and estimates used by the Company Reserve Auditor in connection with the preparation of the Company Reserve Report. The proved Hydrocarbon reserve estimates of the Acquired Company Group set forth in the Company Reserve Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Acquired Company Group at the dates indicated therein, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected, individually or in the aggregate, to be material and adverse to the business of the Acquired Company Group taken as a whole.

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4.17 Material Contracts.

(a) Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Acquired Companies have made available to Parent true and complete copies, of:

(i) each Contract to which any member of the Acquired Company Group is a party that (A) restricts the ability of any member of the Acquired Company Group to compete in any business or with any Person in any geographical area, (B) requires any member of the Acquired Company Group to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party;

(ii) each Contract under which any member of the Acquired Company Group licenses Intellectual Property from or to any third party (other than (A) generally commercially available, off-the-shelf software programs and (B) non-exclusive licenses in the ordinary course of business), except for such licenses and sublicenses that are not material to the Acquired Company Group, taken as a whole;

(iii) any Contract pursuant to which any member of the Acquired Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Acquired Company Subsidiary, in each case, with a value greater than $1,000,000 after the date of this Agreement;

(iv) each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by any member of the Acquired Company Group (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among the members of the Acquired Company Group;

(v) each Contract for a Derivative Transaction;

(vi) each Contract (including any Company Real Property Lease) to which any member of the Acquired Company Group is a party that provides for annual payments, receipts or expenditures in excess of $1,000,000;

(vii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any member of the Acquired Company Group will, in either case, have any material obligations after the date of this Agreement;

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(viii) each (A) Labor Agreement respecting Business Employees; and (B) Contract with a Management Company providing for the engagement of Business Employees by any member of the Acquired Company Group that would reasonably be expected to result in annual payments by the members of the Acquired Company Group in excess of $1,000,000;

(ix) any Contract that (A) contains “earn out” or other contingent payment obligations, (B) guarantees any obligations of another Person or (C) contains indemnity or similar obligations, in each case, that would reasonably be expected to result in annual payments by or to any member of the Acquired Company Group in excess of $1,000,000;

(x) all Contracts relating to the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any of the assets or properties of any member of the Acquired Company Group (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons), taken as a whole, for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $1,000,000;

(xi) each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract (excluding joint operating agreements) that would reasonably be expected to require any member of the Acquired Company Group to make expenditures in excess of $1,000,000 in any one calendar year period;

(xii) any Contract that contains a “take-or-pay” clause or any similar prepayment obligation, minimum volume commitment, capacity reservation fees or forward sale arrangement or obligation that otherwise guarantee or commit volumes of Hydrocarbons from any member of the Acquired Company Group’s Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; and

(xiii) any Contract providing for the purchase or sale by any Acquired Company or any Acquired Company Subsidiaries of Hydrocarbons, or related to Hydrocarbons or produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending or similar midstream services (each, a “Company Marketing Contract”) that (A) has a remaining term of greater than 90 days and does not allow any member of the Acquired Company Group to terminate it without penalty to any member of the Acquired Company Group within 90 days, (B) which would reasonably be expected to involve volumes in excess of 500 barrels of liquid Hydrocarbons per day or 1,500 MMcf of gas per day (in each case, calculated on a yearly average basis) or (C) that contains acreage dedications of more than 1,000 acres.

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Each such Contract described in clauses (i) through (xiii) above is referred to herein as a “Company Specified Contract.”

(b) As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the applicable member of the Acquired Company Group, as the case may be, and, to the Knowledge of the Acquired Company Group, each other party thereto, and is in full force and effect except (i) for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement and (ii) insofar as such enforceability may be limited by Creditors’ Rights. As of the date of this Agreement, to the Knowledge of the Acquired Company Group, there is no default under any Company Specified Contract by any member of the Acquired Company Group or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any member of the Acquired Company Group or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.18 Litigation. Except as set forth on Section 4.18 of the Company Disclosure Letter, there is, and since December 31, 2022 has been, no (a) claim, suit, action, charge, complaint, investigation, audit, arbitration, inquiry, appeal or proceeding by or before any Governmental Entity (each, a “Proceeding”) pending or, to the Knowledge of the Acquired Company Group, threatened against or affecting any member of the Acquired Company Group or any of their Oil and Gas Properties or (b) Judgment of any Governmental Entity or arbitrator outstanding against any member of the Acquired Company Group or any of their Oil and Gas Properties, in each case, that would reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.19 Compliance with Laws; Permits.

(a) Each member of the Acquired Company Group is and, since December 31, 2022, has been, in compliance with all, and is not in default under or in violation of any, applicable Laws, other than any noncompliance, default or violation that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. No member of the Acquired Company Group has received any written communication since December 31, 2022 and prior to the date of this Agreement from a Governmental Entity that alleges that any member of the Acquired Company Group is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

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(b) In the last five years, no member of the Acquired Company Group nor, to the Knowledge of the Acquired Company Group, any of their respective directors, officers, employees nor any other Person acting on behalf of any member of the Acquired Company Group has: (i) been a Sanctioned Person or been organized, a resident of or located in a Sanctioned Country; (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (iii) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person in violation of any applicable Laws related to the prevention of corruption, including the Foreign Corrupt Practices Act of 1977, as amended (“Anti-Corruption Laws”); or (iv) otherwise violated applicable Sanctions, Ex-Im Laws, or anti-boycott requirements (collectively, “Trade Controls”) or Anti-Corruption Laws.

(c) In the last five years, no member of the Acquired Company Group has (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

(d) Each member of the Acquired Company Group are in possession, and at all times since December 31, 2022 have been in possession, of all franchises, tariffs, grants, authorizations, licenses, permits, easements, rights of way, servitudes, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. To the Knowledge of the Acquired Company Group, there is no outstanding violation in any material respect of any of the Company Permits by any member of the Acquired Company Group (as applicable). No suspension or cancellation of any of the Company Permits is, to the Knowledge of the Acquired Company Group, pending or threatened, except where such suspension or cancellation would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

(e) Section 4.19(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of (i) all pending, but not yet approved, applications for permits to drill (“APDs”), and (ii) APDs that were previously approved, but (A) will expire on or prior to June 30, 2026 or (B) have expired, and for which an APD extension has been submitted to the applicable Governmental Entity.

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4.20 Environmental Matters

(a) . Except for matters that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group taken as a whole, or that would materially impair, hinder, or delay the Acquired Company Group’s ability to perform its obligations under this Agreement:

(a) Each member of the Acquired Company Group is, and since December 31, 2022 has been, in compliance with all Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for the operation of their businesses as they are being conducted as of the date of this Agreement;

(b) No member of the Acquired Company Group has received any written notice since December 31, 2022 (or earlier if pending or unresolved) and prior to the date of this Agreement from any Governmental Entity or other Person alleging the violation by any member of the Acquired Company Group of or liability of any member of the Acquired Company Group under any Environmental Law or any Environmental Permit;

(c) As of the date of this Agreement, there are no Proceedings or Judgments pending or, to the Knowledge of the Acquired Company Group, threatened against any member of the Acquired Company Group relating to any Environmental Law or any Environmental Permit;

(d) To the Knowledge of the Acquired Company Group, no member of the Acquired Company Group has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Material in a manner that has given rise to any current, or that is reasonably expected to give rise to any future, liabilities or obligations of any member of the Acquired Company Group pursuant to Environmental Laws;

(e) Except for customary indemnities in standard service agreements, no member of the Acquired Company Group has assumed, become subject to or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials; and

(f) The Acquired Companies have furnished to Parent, First Merger Sub and Second Merger Sub copies of all material environmental reports, audits and assessments in their possession or reasonable control.

4.21 Indebtedness. Section 4.21 of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Acquired Company Group as of the date hereof and the Acquired Companies have provided Parent with true and complete copies of all agreements (including any attachments thereto and amendments thereof) evidencing such Indebtedness.

4.22 Material Customers and Material Suppliers.

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(a) Section 4.22(a)(i) of the Company Disclosure Letter sets forth the top five customers of the Acquired Company Group collectively (based on the dollar amount of revenue from such customers) for the 12-month period ended June 30, 2025 (the “Company Material Customers”). Except as set forth on Section 4.22(a)(ii) of the Company Disclosure Letter, no such Company Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements or materially reduced its business in the aggregate, with any member of the Acquired Company Group or, to the Knowledge of the Acquired Company Group, made any threat to any member of the Acquired Company Group to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with any member of the Acquired Company Group (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Company Material Customer).

(b) Section 4.22(b)(i) of the Company Disclosure Letter sets forth the top five suppliers of the Acquired Company Group collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended June 30, 2025 (the “Company Material Suppliers”). Except as set forth on Section 4.22(b)(ii) of the Company Disclosure Letter, no such Company Material Supplier has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements, or materially reduced its business in the aggregate, with any member of the Acquired Company Group, or, to the Knowledge of the Acquired Company Group, made any threat to any member of the Acquired Company Group to cancel or otherwise terminate any of its Contracts or arrangements with, or materially reduce its supply to, any member of the Acquired Company Group.

4.23 Intellectual Property. Each member of the Acquired Company Group owns or has the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of such member of the Acquired Company Group as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Company Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. To the Knowledge of the Acquired Company Group, the use of the Company Intellectual Property by Acquired Company Group in the operation of the business of the Acquired Company Group as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.24 Insurance. Each member of the Acquired Company Group maintains, or is entitled to the benefits of, insurance in such amounts and against such risks substantially as the Acquired Companies believe to be customary for the industries in which Acquired Company Group operates. Section 4.24 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies (collectively, the “Material Company Insurance Policies”) held by each member of the Acquired Company Group as of the date of this Agreement, together with the beneficiaries, carriers and liability limits for each such policy. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement, (a) all Material Company Insurance Policies maintained by or on behalf of each member of the Acquired Company Group as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid, (b) each member of the Acquired Company Group is in compliance with the terms and provisions of all Material Company Insurance Policies maintained by or on behalf of the Acquired Company Group as of the date of this Agreement, and no member of the Acquired Company Group is in breach or default under, or has taken any action that would permit termination or material modification of, any Material Company Insurance Policies, (c) as of the date of this Agreement, there is no claim outstanding under any such Material Company Insurance Policies and, to the Knowledge of the Acquired Company Group, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such claim under any such Material Company Insurance Policies and (d) no member of the Acquired Company Group has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims as of the date of this Agreement.

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4.25 Regulatory Matters. No member of the Acquired Company Group is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except as set forth on Section 4.25 of the Company Disclosure Letter, no member of the Acquired Company Group owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid, or other hydrocarbon pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants or other related operations, assets, machinery or equipment that are subject to (x) regulation by FERC under the NGA, NGPA, ICA, or the FPA, or the rules and regulations of FERC promulgated pursuant to the foregoing statutes, or (y) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction or Governmental Entity.

4.26 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Stephens Inc., the fees and expenses of which will be paid by Parent on behalf of the Acquired Companies at the Closing, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Mergers and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Acquired Companies or any of their respective Affiliates.

4.27 Related Party Transactions. Except as set forth on Section 4.27 of the Company Disclosure Letter, no member of the Acquired Company Group are party to any Contract, transaction or arrangement under which any (a) present or former executive officer or director of any member of the Acquired Company Group, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of any member of the Acquired Company Group or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon any member of the Acquired Company Group or any of their respective properties and assets or owns or has any interest in any of their respective properties or assets, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Acquired Company Group (each such agreement, a “Related Party Contract”).

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with or furnished by Parent to the SEC on or after December 31, 2022 (excluding any disclosures set forth in any such Filed Parent SEC Documents in any risk factor section, any forward-looking disclosure, any quantitative or qualitative disclosures about market risk or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) and publicly available one Business Day prior to the date of this Agreement (the “Filed Parent SEC Documents”) or as set forth in the disclosure letter delivered by Parent to the Acquired Companies (the “Parent Disclosure Letter”), Parent, First Merger Sub and Second Merger Sub represent and warrant to the Acquired Companies as follows:

5.1 Organization, General Authority and Standing. Each of Parent and the Parent Subsidiaries is duly organized, incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized, incorporated or formed, as applicable (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Parent Subsidiary where any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries (a) has full power and authority necessary to own, lease and operate its assets and properties and to enable it to conduct its business as presently conducted and (b) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties makes such qualification or licensing necessary, except where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent is not in violation of its Organizational Documents in any material respect. True and complete copies of the Organizational Documents of the Parent, as amended to the date of this Agreement, are included in the Filed Parent SEC Documents.

5.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, par value $0.001 per share (the “Parent Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), 17,013,637 of which are designated as Series A Convertible Preferred Stock (“Series A Parent Preferred Stock”). At the close of business on October 30, 2025 (the “Measurement Date”), (i) 92,519,352 shares of Parent Common Stock were issued and outstanding, including 14,128,621 Parent RSAs, (ii) 2,084,000 shares of Parent Common Stock were subject to Parent Stock Options, (iii) 0 shares of Parent Common Stock were held by Parent in its treasury, (iv) 3,546,882 additional shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans, and (v) 0 shares of Series A Parent Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of Parent Capital Stock were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by Parent of shares of Parent Capital Stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Parent Capital Stock or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Capital Stock, other than the rights under the Parent Stock Plan or pursuant to Parent Equity Awards.

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(b) All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares of Parent Capital Stock which may be issued pursuant to the exercise of Parent Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Capital Stock may vote (“Voting Parent Debt”).

(d) Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, phantom equity, equity appreciation, equity-based performance units or other rights or Contracts to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock of, or any security convertible or exchangeable for any shares of Parent Capital Stock or any Voting Parent Debt, (ii) obligating Parent to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Parent Capital Stock. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Parent Capital Stock, except for (A) the withholding of shares of Parent Common Stock to satisfy Tax obligations or cashless exercises with respect to awards granted pursuant to the Parent Stock Plans and (B) the acquisition by Parent of Parent Equity Awards of shares of Parent Common Stock thereunder in connection with the forfeiture of awards.

5.3 Parent Subsidiaries; Equity Interests.

(a) Section 5.3(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each (i) Parent Subsidiary and (ii) entity (other than the Parent Subsidiaries) in which Parent or any Parent Subsidiary owns any interest. All of the outstanding interests of each Parent Subsidiary have been duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 5.3(a) of the Parent Disclosure Letter, are owned by Parent, free and clear of all Liens, other than Parent Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Parent Subsidiary is a party or by which any Parent Subsidiary is bound obligating any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Parent Subsidiary.

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(b) Except as set forth on Section 5.3(a) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary (i) owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has any obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than their respective Subsidiaries listed on Section 5.3(a) of the Parent Disclosure Letter.

(c) The Parent Subsidiaries are not in violation of their respective Organizational Documents in any material respect.

5.4 Capitalization of Merger Subs; Business Conduct. All of the issued and outstanding equity interests of each of First Merger Sub and Second Merger Sub are, and immediately prior to the Effective Time will be, owned by Parent. Each of First Merger Sub and Second Merger Sub was formed on October 9, 2025. Since their inception, neither First Merger Sub nor Second Merger Sub has engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Each of First Merger Sub and Second Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

5.5 Authority; Execution and Delivery; Enforceability.

(a) The execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement and, subject to obtaining Parent Stockholder Approval, the consummation by Parent, First Merger Sub and Second Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent, First Merger Sub, Second Merger Sub, as applicable, in accordance with their respective Organizational Documents and applicable Law. Parent, First Merger Sub and Second Merger Sub have duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Acquired Companies, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by Creditors’ Rights).

(b) The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, the Parent Stock Issuance, and the Reverse Stock Split are advisable, fair to, and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers, the Parent Stock Issuance, and the Reverse Stock Split, (iii) approved the execution, delivery and performance by Parent of this Agreement, including the Mergers, the Parent Stock Issuance, and the Reverse Stock Split upon the terms and subject to the conditions contained herein, (iv) recommended that this Agreement, the Reverse Stock Split and the other Parent Stockholder Approval Matters be approved by the Parent Approving Stockholders, and (v) resolved to make the Parent Board Recommendation, subject to the terms and conditions in this Agreement. None of the foregoing actions by the Parent Board have been rescinded or modified in any way.

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(c) The Parent Stockholder Approval is the only vote of holders of any class or series of Parent Capital Stock necessary to approve the Parent Stockholder Approval Matters, and no other vote of holders of any securities of Parent is necessary to approve the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of the Parent Stockholder Written Consent constitutes the Parent Stockholder Approval, and the Parent Stockholder Written Consent is irrevocable. In connection with the execution and delivery of the Parent Stockholder Written Consent, Parent took all actions necessary to comply with the TBOC and its Governing Documents.

(d) Parent, as the sole member of First Merger Sub and as the sole member of Second Merger Sub, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to, and in the best interests of, First Merger Sub and Second Merger Sub, and (ii) approved the execution and delivery by First Merger Sub and Second Merger Sub of this Agreement, the performance by First Merger Sub and Second Merger Sub of their respective covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein. None of the foregoing actions by Parent, as the sole member of First Merger Sub and Second Merger Sub, have been rescinded or modified in any way.

5.6 No Conflicts; Consents.

(a) The execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement do not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance with the terms hereof will not, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) Parent’s Organizational Documents or the comparable Organizational Documents of the Parent Subsidiaries, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) assuming the Consents referred to in Section 5.6(b) are duly and timely obtained or made (as applicable) and the Parent Stockholder Approval has been obtained, any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 5.6(a), clause (G) of the definition of the term “Parent Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

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(b) No Consent of, or registration, declaration, notice, notification, submission or filing with, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Information Statement and such registration statements, reports, schedules and statements, or the taking of, other actions under the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby and (B) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, First Merger Sub and Second Merger Sub are qualified to do business, (iii) such filings as may be required under the rules and regulations of the NYSE and (iv) such other items (A) required solely by reason of the participation of the Acquired Companies (as opposed to any third Person) in the transactions contemplated hereby or (B) that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 5.6(b), clause (G) of the definition of the term “Parent Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

5.7 SEC Documents; Undisclosed Liabilities.

(a) Since December 31, 2022, Parent has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act and the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Filed Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Except as reflected or reserved against in the consolidated balance sheet of Parent, as of June 30, 2025, or the notes thereto, included in the Filed Parent SEC Documents (such balance sheet and the notes thereto, the “Parent Balance Sheet”), Parent and the Parent Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Parent Balance Sheet (other than any liability for breaches of Contract or relating to any Proceeding), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

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(d) Parent has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s or its Subsidiaries’ ability to record, process, summarize and report financial information (including compliance with GAAP) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting.

(e) The Filed Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative Transaction positions of Parent and the Parent Subsidiaries, including Hydrocarbon and financial Derivative Transaction positions attributable to the production and marketing activities of Parent and the Parent Subsidiaries, as of the dates reflected therein.

5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Acquired Companies set forth inArticle IV, none of the information supplied or to be supplied by or on behalf of Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Information Statement (and any amendment or supplement thereto) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to Parent’s stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Parent, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to ensure the Information Statement (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that Parent, First Merger Sub and Second Merger Sub will make no representation or warranty with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of any Acquired Company for inclusion or incorporation by reference therein.

5.9 Absence of Certain Changes or Events.

(a) Since the date of the Parent Balance Sheet, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

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(b) Except as set forth in Section 5.9(b) of the Parent Disclosure Letter, from the date of the Parent Balance Sheet to the date of this Agreement, Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course of business in substantially the same manner as previously conducted, and during such period have not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any of the following actions:

(i) issued, sold, pledged, disposed of, granted, transferred, encumbered or otherwise permitted to become outstanding, or authorized the creation of, any additional equity or any additional Rights other than (A) grants of Parent Equity Awards in the ordinary course of business consistent with past practice (including, without limitation, with respect to award mix and the material terms and conditions of such awards, including those relating to vesting and forfeiture), and (B) issuances of Parent Common Stock in respect of the vesting, settlement and/or exercise of Parent Equity Awards;

(ii) (A) split, combined or reclassified any of its equity interests or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (B) repurchased, redeemed or otherwise acquired, or permitted any Parent Subsidiary to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except as permitted by the terms of the Parent Stock Plans and any related award agreements or to satisfy any withholding obligations of the holder thereof or as permitted by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Parent Benefit Plan;

(iii) (A) sold, leased, transferred, farmed out, exchanged, disposed of, licensed, conveyed, encumbered or discontinued all or any portion of the Parent’s or any Parent Subsidiary’s Oil and Gas Properties or other assets, business or properties other than (i) sales of Hydrocarbons in the ordinary course of business, (ii) any individual sales, leases or dispositions for consideration not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such sales, leases, or dispositions), (iii) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice; (B) acquired, by merger or otherwise, or leased any assets or all or any portion of the business or property of any other entity other than (i) acquisitions or Oil and Gas Properties or entry into Oil and Gas Leases in the ordinary course of business for which the aggregate consideration (or fair market value thereof) was not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such acquisitions or leases) or (ii) acquisitions resulting from a working interest holder’s non-participation election in a well or wells; (C) merged, consolidated or entered into any other business combination transaction with any Person; or (D) converted from a limited liability company or corporation, as the case may be, to any other business entity;

(iv) made or declared dividends or distributions to the holders of Parent Common Stock or any Parent Subsidiary (other than any dividend or distribution from a wholly owned Parent Subsidiary to Parent or to any other wholly owned Parent Subsidiary);

(v) amended Parent’s or any Parent Subsidiary’s Organizational Documents;

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(vi) entered into any Parent Specified Contract, except as would not prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement;

(vii) modified, amended, terminated or assigned, or waived or assigned any rights under any material agreement (including any Parent Specified Contract), in a manner that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, or that would reasonably be expected to prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement;

(viii) waived, released, assigned, settled or compromised any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (A) involved a material conduct remedy or material injunctive or similar relief, (B) involved an admission of criminal wrongdoing by Parent or any Parent Subsidiary or (C) had in any material respect a restrictive impact on the business of Parent or any Parent Subsidiary;

(ix) implemented or adopted any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(x) failed to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

(xi) (A) made, changed or rescinded any material elections relating to Taxes, (B) settled or compromised (i) any material Proceeding or controversy relating to Taxes or (ii) any material Tax liability or refund, (C) amended any Tax Return in any material respect, (D) changed in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (E) agreed to any extension or waiver of the statute of limitations with respect to Taxes, (F) surrendered any right to claim a material Tax refund, (G) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or other written agreement with any Governmental Entity with respect to Taxes or (H) entered into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between Parent and any Parent Subsidiary or (ii) the primary subject matter of which is not Tax);

(xii) (A) established, adopted, entered into, terminated or materially amended any material Parent Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a material Parent Benefit Plan if in effect on the date hereof, (B) increased or accelerated the funding, payment or vesting of the compensation or benefits provided to any current or former employee, officer, director, or other individual service provider of Parent or any Parent Subsidiary, (C) granted or announced to any current or former director, officer, employee, or other individual service provider of Parent or any Parent Subsidiary any cash or equity or equity-based incentive awards, bonus, transaction, change in control, retention, severance, termination pay or similar compensation, other than the payment of annual bonuses earned for any completed performance period prior to the Closing Date in the ordinary course of business consistent with past practice, (D) (i) modified, extended, terminated or entered into any Labor Agreement or (ii) recognized or certified any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative of any employees of Parent or any Parent Subsidiary, (E) implemented or announced any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions; or (F) waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee of Parent or any Parent Subsidiary;

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(xiii) (A) incurred, assumed, guaranteed or otherwise became liable for any Indebtedness (directly, contingently or otherwise), other than (i) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices or (ii) in the ordinary course of business, (B) redeemed, repurchased, canceled or otherwise acquired any Indebtedness (directly, contingently or otherwise), (C) other than with respect to the existing revolving credit facilities, created any material Lien that is not a Parent Permitted Lien on its property or the property of any Parent Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (D) made or committed to make any capital expenditures other than such capital expenditures that do not exceed 115% of Parent’s capital budget (on a rolling three-month basis) as provided to the Acquired Companies prior to the execution of this Agreement;

(xiv) made any election to be a non-consenting party (or failed to make any election, the result of which was to be deemed a non-consenting party) with respect to any proposed operation regarding any of the Oil and Gas Properties of Parent or the Parent Subsidiaries that (A) involved capital expenditures (net to the interest of Parent and the Parent Subsidiaries) in excess of $2,000,000 or (B) expressly resulted in permanent forfeiture, relinquishment or termination of an Oil and Gas Property of Parent or a Parent Subsidiary (excluding, for avoidance of doubt, forfeiture or relinquishment subject to customary back-in rights after payout of a contractual or statutory non-consent penalty);

(xv) implemented or otherwise entered into any derivative security with respect to Hydrocarbon production or marketing or enter into any Derivative Transaction applicable to Parent other than in the ordinary course of business;

(xvi) entered into any transaction or Contracts with any Affiliate or other Person that was required to be disclosed by Parent under Item 404 of Regulation S-K promulgated under the Exchange Act; or

(xvii) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial dissolution or liquidation.

5.10 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(a) Each of Parent and the Parent Subsidiaries has (i) duly and timely filed, or caused to be duly and timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true and complete, and (ii) duly and timely paid, or caused to be paid, all Taxes required to have been paid by it (whether or not shown as due on any Tax Return).

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(b) Each of Parent and the Parent Subsidiaries has complied with all applicable Laws relating to the payment, reporting and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld and paid with respect to its employees, independent contractors, creditors, partners, stockholders and other third parties.

(c) No outstanding agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of the Parent Subsidiaries has been entered into with any Governmental Entity.

(d) Parent and the Parent Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Filed Parent SEC Documents for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(e) No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary that has not been paid, settled or withdrawn.

(f) There are no pending adjustments that have been proposed or asserted with respect to any Tax Return of Parent or any Parent Subsidiary, and no Proceeding or controversy in respect of Taxes of Parent or any Parent Subsidiary is presently in progress or has been threatened in writing.

(g) Neither Parent nor any Parent Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between Parent and any Parent Subsidiary or (ii) the primary subject matter of which is not Tax).

(h) Since December 31, 2022, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any analogous or similar provision of Law) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither Parent nor any Parent Subsidiary is or has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b).

(j) Neither Parent nor any Parent Subsidiary has entered into or requested a private letter ruling, technical advice memoranda or similar ruling from a Governmental Entity with respect to Parent or any Parent Subsidiaries that would have continuing effect after the Closing Date.

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(k) Neither Parent nor any Parent Subsidiary (i) is or has been a member of any affiliated, consolidated, unitary, combined or similar group (other than any such group the common parent of which is Parent) or (ii) has any liability for the Taxes of any Person (other than Parent or the Parent Subsidiaries) by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

(l) No claim or assertion has ever been made or, to the Knowledge of Parent, has been threatened in writing by a Governmental Entity against Parent or any Parent Subsidiary in a jurisdiction where Parent or any Parent Subsidiary does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction.

(m) Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or any other written agreement with any Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of Law) that existed prior to the Closing.

(n) Neither Parent nor any Parent Subsidiary has had a permanent establishment (within the meaning of an applicable Tax treaty) or has become subject to Tax outside of the United States.

(o) Neither Parent nor any Parent Subsidiary owns, or has ever owned, an interest in a “controlled foreign corporation” or “passive foreign investment company” within the meaning of the Code.

(p) Each of Parent and the Parent Subsidiaries that has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or other similar Law has claimed such credits in accordance with applicable Law and neither Parent nor any Parent Subsidiary shall be required to repay any such credit.

(q) There are no Liens for Taxes upon any property of Parent or any of the Parent Subsidiaries except for statutory Liens for current Taxes not yet due and payable.

5.11 Labor Relations.

(a) There are no Labor Agreements to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound. There are no Labor Agreements covering or that otherwise pertain to any employees of Parent or any Parent Subsidiary, and none are currently being negotiated. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent or any Parent Subsidiary, taken as a whole, since December 31, 2022, neither Parent nor any Parent Subsidiary has experienced (a) any pending, or, to the Knowledge of Parent, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, work stoppages, slowdowns, lockouts, picketing, hand billing or other material labor disputes or (b) to the Knowledge of Parent, pending or threatened union organization attempts concerning any employees of Parent or any Parent Subsidiary. Since December 31, 2023, there has been no material Proceeding pending or, to the Knowledge of Parent, threatened by or with respect to any employee of Parent or any Parent Subsidiary or any other individual who has provided services with respect to Parent or any Parent Subsidiary, in each case, before the National Labor Relations Board or any similar Governmental Entity.

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(b) Parent and each Parent Subsidiary is, and since December 31, 2022 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, automated employment decision tools and other artificial intelligence and unemployment insurance.

5.12 Employee Benefits.

(a) Each Parent Benefit Plan has (i) been established, maintained, funded and administered, in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums and other payments that have become due with respect to each Parent Benefit Plan have been timely paid, and (iii) any such amounts not yet due have been paid or properly accrued, in each case in all material respects.

(b) Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service, and, to Parent’s Knowledge, no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect such Parent Benefit Plan’s qualified status.

(c) No Parent Benefit Plan is, and neither Parent nor any Parent Subsidiary sponsors, maintains, contributes to or is required to contribute to, or has any actual or contingent liability under: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Parent nor any Parent Subsidiary has any material benefits related current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

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(d) Except as set forth on Section 5.12(d) of the Parent Disclosure Letter, no Parent Benefit Plan provides, and neither Parent nor any Parent Subsidiary has any current or contingent liability in respect of post-retirement health or life insurance benefits for retired, former or current employees, officers, directors, or other individual service providers (or any beneficiary thereof) of Parent or the Parent Subsidiaries other than for continuation coverage required under COBRA. Neither Parent nor any Parent Subsidiary has incurred, or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) No Proceeding (other than routine claims for benefits) or hearing is pending or, to Parent’s Knowledge, threatened with respect to any Parent Benefit Plan, and there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan, in each case, except as could not reasonably be expected to result in a material liability to Parent or a Parent Subsidiary.

(f) No amount of compensation or benefit, individually or together with any other payment of compensation or benefit, that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or individual service provider of Parent or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

(g) Neither Parent nor any Parent Subsidiary has any current or contingent obligation to “gross-up”, reimburse, indemnify or otherwise make whole any individual for any Taxes, including the imposition of any excise tax under Section 4999 of the Code or under Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(h) Except as would not result in a Parent Material Adverse Effect, none of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) entitle any current or former director, officer, employee, contractor, consultant or other individual service provider of Parent or any Parent Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property) or any increase of the amount of compensation or benefits due or payable, (ii) accelerate the time of payment or vesting, or trigger any payment, contribution or funding, of any compensation, equity award or other benefits to any current or former director, officer, employee, contractor, consultant or other service provider of Parent or any Parent Subsidiary or trigger any other obligation under any Parent Benefit Plan, or (iii) restrict the ability of the Parent to merge, amend or terminate any Parent Benefit Plan.

(i) Except as would not result in a Parent Material Adverse Effect, each Parent Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

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5.13 Title to Properties; Oil and Gas Properties.

(a) The Parent and the Parent Subsidiaries collectively have good and defensible title to the Oil and Gas Properties described in the Parent Audit Report, in each case free and clear of all Liens and defects and imperfections of title except (i) for any property sold or otherwise disposed of in the ordinary course of business since the date of the Parent Audit Report relating to the interests of the Parent and the Parent Subsidiaries referred to therein, (ii) for any property reflected in the Parent Audit Report as having been sold or otherwise disposed of, (iii) for Parent Permitted Liens or (iv) such as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. For purposes of the foregoing sentence, “good and defensible title” means that the Parent or the applicable Parent Subsidiary has title (as of date of this Agreement and as of the Closing Date) to each of the Oil and Gas Properties held or owned by such Person (or purported to be held or owned by such Person) beneficially or of record with any applicable Governmental Entity that (A) entitles the Parent or the applicable Parent Subsidiary to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Audit Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties except, in each case, for (w) any decreases in connection with operations in which the Parent or the applicable Parent Subsidiary has elected to be a non-consenting co-owner since the date of the Parent Audit Report, (x) any decreases resulting from reversion of interest on or after the date of the Parent Audit Report to co-owners with respect to operations in which such co-owners previously elected not to consent, (y) any decrease resulting from the establishment or amendment, after the date hereof, of production sharing agreements, pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Parent Audit Report; (B) obligates the Parent or the applicable Parent Subsidiary to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Audit Report for such Oil and Gas Properties (other than any positive difference between such percentage and the applicable working interest shown on the Parent Audit Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties); and (C) is free and clear of all Liens, except for Parent Permitted Liens which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of such Oil and Gas Properties in the conduct of business of the Parent or the applicable Parent Subsidiary as presently conducted.

(b) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except with respect to any of the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries, which are addressed in Section 5.13(a), (i) the Parent or the Parent Subsidiaries collectively hold (A) good, valid and marketable title to all real property owned by the Parent or the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Owned Real Property”), free and clear of all Liens, except Parent Permitted Liens, and (B) valid title to the leasehold estates (whether as tenant or subtenant) and valid interests in all licenses or occupancy agreements to license or otherwise occupy (whether as tenant, subtenant, licensee or occupant) all real property leased, subleased, licensed, or otherwise occupied by the Parent or the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”), free and clear of all Liens, except Parent Permitted Liens; and (ii) each agreement under which the Parent or any Parent Subsidiary is the landlord, sublandlord, tenant, subtenant, licensor, licensee, or occupant with respect to the Parent Leased Real Property (each, a “Parent Real Property Lease”) is in full force and effect and is valid and enforceable against the Parent or such Parent Subsidiary and, to the Knowledge of the Parent, the other parties thereto, in accordance with its terms (except insofar as such enforceability may be limited by Creditors’ Rights), and neither the Parent nor any of the Parent Subsidiaries, or to the Knowledge of the Parent, any other party thereto, has received written notice of any default by the Parent or the Parent Subsidiaries under any Parent Real Property Lease which remains uncured as of the date of this Agreement. The Parent Owned Real Property and Parent Leased Real Property held by Parent or the Parent Subsidiaries are sufficient to conduct the business of Parent and the Parent Subsidiaries as presently conducted, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c) As of the date of this Agreement, to the Knowledge of the Parent, there does not exist any notice or request from any Governmental Entity delivered to the Parent or any of the Parent Subsidiaries requiring any construction work or alterations to cure any violation of applicable Law by the Parent or any of its Subsidiaries which remains uncured as of the date of this Agreement nor, any pending or, to the Knowledge of the Parent, threatened, condemnation or eminent domain Proceedings with respect to any of the Oil and Gas Properties, Parent Owned Real Property or Parent Leased Real Property, as applicable, held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiary.

(d) As of the date of this Agreement, with respect to any material Oil and Gas Lease held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiary, there is no default under any such Oil and Gas Lease by the Parent or the applicable Parent Subsidiary or, to the Knowledge of the Parent, any other party thereto, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Parent or such Parent Subsidiary or, to the Knowledge of the Parent, any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, right of first offer, purchase option, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the transactions contemplated by this Agreement.

5.14 Certain Payment Matters. .

(a) To the Knowledge of Parent, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business and through appropriate proceedings, and (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens from Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries and payable by the Parent or any Parent Subsidiary to third parties have been properly and timely paid or contested in good faith in the ordinary course of business and through appropriate proceedings (other than any such Production Burdens which are being held in suspense in accordance with applicable Laws, Contracts or the terms of applicable Oil and Gas Properties).

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(b) To the Knowledge of Parent, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent and the Parent Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business and through appropriate proceedings) and are not being held in suspense (by the Parent, any Parent Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(c) As of the date of this Agreement, there is no outstanding authorization for expenditure, commitment or similar request or invoice for funding or participation under any agreement or Contract which is binding on the Parent, any Parent Subsidiary or any Oil and Gas Property held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiary and which the Parent reasonably anticipates will individually require expenditures by the Parent or any Parent Subsidiary in excess of $1,000,000.

5.15 Wells and Equipment. .

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to Oil and Gas Properties held or owed by (or purported to be held or owned by) Parent or any Parent Subsidiary that are operated by the Parent and the Parent Subsidiaries, (i) all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted) and (ii) there are no Wells that constitute a part of the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent and the Parent Subsidiaries in respect of which the Parent or any Parent Subsidiaries have received a notice, claim, demand or order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged or abandoned.

(b) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases held or owned by (or purported to be held or owned by) the Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Parent or the Parent Subsidiaries that were drilled and completed by the Parent or the Parent Subsidiaries, and to the Knowledge of the Parent, all such other wells that were not drilled and completed by the Parent or the Parent Subsidiaries, have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Parent or any Parent Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by the Parent or the Parent Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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5.16 Parent Rights-of-Way Each of the Parent and the Parent Subsidiaries has such consents, easements, rights-of-way, servitudes, surface rights, permits and licenses (including the Parent Permits) from each Person (collectively, the “Parent Rights-of-Way”) as are sufficient to conduct the business of Parent or such Parent Subsidiary as presently conducted, except for such Parent Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent or the applicable Parent Subsidiary has fulfilled and performed all of its obligations with respect to each Parent Rights-of-Way held by such Person and conducted its business in a manner that does not violate any such Parent Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Parent Rights-of-Way, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines and material facilities operated by the Parent or the Parent Subsidiaries are subject to valid Parent Rights-of-Way, or are located on real property owned or leased by the Parent or a Parent Subsidiary, and there are no gaps (including any gap arising as a result of any breach by the Parent or any of the Parent Subsidiaries of the terms of any Parent Rights-of-Way) in the Parent Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Rights-of-Way contain a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Parent Rights-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

5.17 Reserve Report.

(a) Parent has made available to the Acquired Companies the audited report of the estimated proved Hydrocarbon reserves of the Parent and the Parent Subsidiaries with respect to the Oil and Gas Properties of the Parent and the Parent Subsidiaries prepared by Cawley, Gillespie & Associates, Inc. (the “Parent Reserve Auditor”) dated as of January 17, 2025 (the “Parent Audit Report”).

(b) The factual, non-interpretive data relating to the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries upon which the Parent Audit Report was based was complete and accurate in all material respects at the time such data was provided to the Parent Reserve Auditor for use in the Parent Audit Report. To the Knowledge of the Parent, there are no material errors in the assumptions and estimates used by the Parent Reserve Auditor in connection with the preparation of the Parent Audit Report. The proved Hydrocarbon reserve estimates of the Parent and the Parent Subsidiaries set forth in the Parent Audit Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Parent and the Parent Subsidiaries at the dates indicated therein, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Audit Report that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

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5.18 Material Contracts.

(a) Except for this Agreement and the Contracts disclosed in the Filed Parent SEC Documents, Section 5.18(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and Parent has made available to the Acquired Companies true and complete copies, of:

(i) each Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act;

(ii) each Contract to which Parent or any Parent Subsidiary is a party that (A) restricts the ability of Parent or any Parent Subsidiary to compete in any business or with any Person in any geographical area, (B) requires Parent or any Parent Subsidiary to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to Parent and the Parent Subsidiaries, taken as a whole;

(iii) each Contract under which Parent or any Parent Subsidiary licenses Intellectual Property from or to any third party (other than (A) generally commercially available, off-the-shelf software programs and (B) non-exclusive licenses in the ordinary course of business), except for such licenses and sublicenses that are not material to Parent and the Parent Subsidiaries, taken as a whole;

(iv) any Contract pursuant to which Parent or any Parent Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Parent Subsidiary, in each case, with a value greater than $1,000,000 after the date of this Agreement;

(v) each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by Parent or any Parent Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among Parent and any Parent Subsidiaries;

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(vi) each Contract for a Derivative Transaction;

(vii) each Contract (including any Parent Real Property Lease) to which Parent or any Parent Subsidiary is a party that provides for annual payments, receipts or expenditures in excess of $1,000,000;

(viii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Parent or any Parent Subsidiary will have any material obligations after the date of this Agreement;

(ix) each Labor Agreement respecting employees of Parent or any Parent Subsidiary; and

(x) each Contract with or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S‑K under the Securities Act.

Each such Contract described in clauses (i) through (x) above is referred to herein as a “Parent Specified Contract.”

(b) As of the date of this Agreement, each of the Parent Specified Contracts is valid, binding and enforceable on Parent or a Parent Subsidiary, as the case may be, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect except (i) for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and (ii) insofar as such enforceability may be limited by Creditors’ Rights. As of the date of this Agreement, to the Knowledge of Parent, there is no default under any Parent Specified Contract by Parent or any Parent Subsidiary or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiary or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.19 Litigation. Except as set forth on Section 5.19 of the Parent Disclosure Letter, there is, and since December 31, 2022 has been, no (a) Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their Oil and Gas Properties or (b) Judgment of any Governmental Entity or arbitrator outstanding against Parent or any Parent Subsidiary or any of their Oil and Gas Properties, in each case, that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

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5.20 Compliance with Laws; Permits.

(a) Each of Parent and the Parent Subsidiaries is, and, since December 31, 2022, has been, in compliance with all, and is not in default under or in violation of any, applicable Laws, other than any noncompliance, default or violation that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication since December 31, 2022 and prior to the date of this Agreement from a Governmental Entity that alleges that Parent or any Parent Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) In the last five years, neither Parent nor any Parent Subsidiary nor, to the Knowledge of Parent, any of their respective directors, officers, employees nor any other Person acting on behalf of the Parent or any Parent Subsidiary has: (i) been a Sanctioned Person or been organized, a resident of or located in a Sanctioned Country; (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (iii) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person in violation of any Anti-Corruption Laws; or (iv) otherwise violated Trade Controls or Anti-Corruption Laws.

(c) In the last five years, neither Parent nor any Parent Subsidiary has (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

(d) Parent and the Parent Subsidiaries are in possession, and at all times since December 31, 2022 have been in possession, of all franchises, tariffs, grants, authorizations, licenses, permits, easements, rights of way, servitudes, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not reasonably be expected, individually or in the aggregate, have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the Knowledge of Parent, there is no outstanding violation in any material respect of any of the Parent Permits by Parent or any Parent Subsidiary (as applicable). No suspension or cancellation of any of the Parent Permits is, to the Knowledge of Parent, pending or threatened, except where such suspension or cancellation would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.21 Environmental Matters. Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

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(a) Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for the operation of their businesses as they are being conducted as of the date of this Agreement;

(b) Neither Parent nor any Parent Subsidiary has received any written notice since December 31, 2022 (or earlier if pending or unresolved) and prior to the date of this Agreement from any Governmental Entity or other Person alleging the violation by Parent or any Parent Subsidiary of or liability of Parent or any Parent Subsidiary under any Environmental Law or any Environmental Permit;

(c) As of the date of this Agreement, there are no Proceedings or Judgments pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary relating to any Environmental Law or any Environmental Permit; and

(d) To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Material in a manner that has given rise to any unresolved current liabilities or obligations of Parent or any Parent Subsidiary pursuant to Environmental Laws.

5.22 Indebtedness. Section5.22 of the Parent Disclosure Letter contains a true and complete list of all Indebtedness of Parent and the Parent Subsidiaries as of the date hereof and Parent has provided the Acquired Companies with true and complete copies of all material agreements (including any attachments thereto and amendments thereof) evidencing such Indebtedness.

5.23 Material Customers and Material Suppliers.

(a) Section 5.23(a)(i) of the Parent Disclosure Letter sets forth the top five customers of Parent and the Parent Subsidiaries collectively (based on the dollar amount of revenue from such customers) for the 12-month period ended June 30, 2025 (the “Parent Material Customers”). Except as set forth on Section 5.23(a)(ii) of the Parent Disclosure Letter, no such Parent Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements or materially reduced its business in the aggregate, with Parent or any Parent Subsidiary or, to the Knowledge of Parent, made any threat to Parent or any Parent Subsidiary to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with Parent or any Parent Subsidiary (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Parent Material Customer).

(b) Section 5.23(b)(i) of the Parent Disclosure Letter sets forth the top five suppliers of Parent and the Parent Subsidiaries collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended June 30, 2025 (the “Parent Material Suppliers”). Except as set forth on Section 5.23(b)(ii) of the Parent Disclosure Letter, no such Parent Material Supplier has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements, or materially reduced its business in the aggregate, with Parent or any Parent Subsidiary, or, to the Knowledge of Parent, made any threat to Parent or any Parent Subsidiary to cancel or otherwise terminate any of its Contracts or arrangements with, or materially reduce its supply to, Parent and the Parent Subsidiaries.

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5.24 Intellectual Property. Parent and the Parent Subsidiaries own or have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of Parent and the Parent Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Liens except for Parent Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the Knowledge of Parent and the Parent Subsidiaries, the use of the Parent Intellectual Property by Parent and the Parent Subsidiaries in the operation of the business of Parent and the Parent Subsidiaries as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.25 Insurance. Parent and the Parent Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which Parent and the Parent Subsidiaries operate. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Parent or the Parent Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid, (b) Parent and the Parent Subsidiaries are in compliance with the terms and provisions of all material insurance policies maintained by or on behalf of Parent or the Parent Subsidiaries as of the date of this Agreement, and neither Parent nor any Parent Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies, (c) as of the date of this Agreement, there is no claim outstanding under any such material insurance policies and, to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such claim under any such material insurance policies and (d) neither Parent nor the Parent Subsidiaries has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims as of the date of this Agreement.

5.26 Regulatory Matters. Neither Parent nor any Parent Subsidiary is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except as set forth on Section 5.26 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid, or other hydrocarbon pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants or other related operations, assets, machinery or equipment that are subject to (x) regulation by FERC under the NGA, NGPA, ICA, or the FPA, or the rules and regulations of FERC promulgated pursuant to the foregoing statutes, or (y) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction or Governmental Entity.

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5.27 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Roth Capital Partners, LLC, the fees and expenses of which will be paid by Parent at or prior to the Closing, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Mergers and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Affiliates.

5.28 Opinion of Financial Advisor. Parent has received the opinion of Roth Capital Partners, LLC to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications, limitations and other matters set forth therein, the Aggregate Merger Consideration to be issued by Parent in the Mergers pursuant to this Agreement is fair from a financial point of view to Parent, a signed copy of which opinion will be made available to the Acquired Companies for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

5.29 Related Party Transactions. Except as disclosed in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary are party to any Contract, transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Parent Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of Parent or any Parent Subsidiary or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon Parent or any Parent Subsidiary or any of their respective properties and assets or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

5.30 Stockholder Rights Plan; Takeover Laws.

(a) There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or is otherwise bound.

(b) Other than Section 21.606 of the TBOC, no Takeover Law or any similar anti-takeover provision in Parent’s Organizational Documents is, or at the Closing will be, applicable to this Agreement, or any of the transactions contemplated hereby, including the Mergers.

5.31 Form S-3. As of the date of this Agreement, Parent is eligible to register all of the shares of Parent Common Stock issuable upon conversion of the shares of Series A Parent Preferred Stock comprising Aggregate Merger Consideration issued to the Acquired Companies (or their respective designees) pursuant to the terms of this Agreement for resale by the Acquired Companies (or their respective designees) under a registration statement on Form S-3 promulgated under the Securities Act.

5.32 Valid Issuance. The shares of Series a Parent Preferred Stock comprising the Aggregate Merger Consideration have been, and the shares of Parent Common Stock issuable upon conversion of the shares of the Series A Parent Preferred Stock comprising the Aggregate Merger Consideration, when and if issued and delivered pursuant to the terms of the Series A Parent Preferred Stock, will be, duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s Organizational Documents, as amended from time to time, will be free of any Parent Permitted Liens, other than (a) restrictions on transfer under any applicable state and federal securities Laws and (b) those arising under this Agreement and the Shareholder Agreement.

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ARTICLE VI
COVENANTS

The Acquired Companies hereby covenant to and agree with Parent, First Merger Sub and Second Merger Sub, and Parent, First Merger Sub and Second Merger Sub hereby covenant to and agree with the Acquired Companies, that:

6.1 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Acquired Companies. Parent and the Acquired Companies will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Other Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures (a) required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded and (b) regarding this Agreement or the transactions contemplated hereby that is consistent with prior disclosure in press releases or public statements previously approved by the Other Party or made by either Party in compliance with this Section 6.1; provided that such Party uses commercially reasonable efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same; provided, further, that this Section 6.1 shall not be deemed to restrict in any manner the Acquired Companies’, Members’ Representative’s  or Parent’s ability to (i) disclose information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby and (ii) communicate with its employees. Notwithstanding the foregoing, the Acquired Companies and Members’ Representative will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby without the consent of Parent to their respective members (who may disclose to their direct and indirect investors) the material terms of this Agreement and other types of information that are customary for private equity funds to provide their respective members, limited partners and partners.

6.2 Takeover Laws. None of the Acquired Companies, Parent, First Merger Sub or Second Merger Sub will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

6.3 Obligations of Merger Subs. Parent shall take all action reasonably necessary to cause each of First Merger Sub and Second Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

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6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under any Acquired Company’s Organizational Documents, or, if applicable, the Acquired Company Subsidiaries’ Organizational Documents, in each case as in effect on the date of this Agreement and made available to Parent, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Entities, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of any member of the Acquired Company Group (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within five days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entities pursuant to this Section 6.4 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the consummation of the Mergers and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of any member of the Acquired Company Group after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.4: (x) the term “Indemnification Expenses” means documented out of pocket attorneys’ fees and expenses and all other reasonable and documented out of pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is sought pursuant to this Section 6.4, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the TBOC or DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the TBOC or DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the TBOC or DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves, provided that any amendment, alteration or repeal of the TBOC or DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entities will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

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(b) Without limiting the foregoing, Parent, First Merger Sub and Second Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any Acquired Company’s Organizational Documents or the Acquired Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Entities and Parent in the Mergers, without further action, at the Effective Time and will survive the Mergers and continue in full force and effect in accordance with their terms.

(c) Parent’s Organizational Documents, each Parent Subsidiary’s Organizational Documents, each Surviving Entities’ Organizational Documents and each Acquired Company Subsidiary’s Organizational Documents will contain provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in Parent’s Organizational Documents, each such Parent Subsidiary’s Organizational Documents, the Acquired Companies’ Organizational Documents and each such Acquired Company Subsidiary’s Organizational Documents, each, as in effect immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d) Parent shall maintain, on behalf of the Surviving Entities, six years of tail coverage for the Acquired Companies’ current directors’ and officers’ liability and fiduciary liability insurance policies providing coverage for post-Effective Time claims asserting actual or alleged acts or omissions occurring prior to or at the Effective Time (the “D&O Tail Policy”). Notwithstanding anything to the contrary in the foregoing, in no event shall Parent or the Surviving Entities be required to pay a premium for the D&O Tail Policy in excess of 300% of the annual premiums currently paid by the Acquired Companies or any of their respective Affiliates for such insurance; provided, that if the premium for the D&O Tail Policy exceeds such amount, Parent shall obtain, on behalf of the Surviving Entities, a policy with comparable coverage to Parent’s existing D&O insurance policy, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Section 6.4 of the Company Disclosure Letter sets forth such annual premiums currently paid by the Acquired Companies. Parent shall provide a reasonable opportunity to the Acquired Companies to comment on the terms of any endorsements in connection with the D&O Tail Policy.

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(e) If Parent, the Surviving Entities or any of their respective successors (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) assigns, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entities assume the obligations set forth in this Section 6.4.

(f) Parent will cause the Surviving Entities to perform all of the obligations of the Surviving Entities under this Section 6.4.

(g) This Section 6.4 shall survive the consummation of the Mergers and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entities and their respective successors and assigns.

6.5 Employee Matters.

(a) From the Closing Date until December 31, 2025 (or, if earlier, an applicable Continuing Employee’s termination date) (the “Continuation Period”), Parent shall, and shall cause the Surviving Entities to, provide to the Business Employees who become employed by Parent or its Affiliate (including the Surviving Entities) immediately following the Effective Time (each, a “Continuing Employee”), compensation and employee benefits (excluding any long-term incentive or equity or equity-based, nonqualified deferred compensation, severance, retention, change in control, transaction and similar bonuses and payments, and defined benefit pension and post-employment welfare benefits) that are substantially comparable in the aggregate to either, as determined by Parent, (x) those provided to each such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions), (y) those provided to similarly situated employees of Parent and its Subsidiaries immediately prior to the Effective Time (subject to the same exclusions) or (z) some combination thereof; provided however, that such compensation and employee benefits may be subject to reductions, modifications, or changes in the ordinary course of business consistent with Parent’s or its Affiliates employment practices and policies to similarly situated employees.

(b) To the extent Parent provides for Continuing Employees to be eligible to participate in a Parent Benefit Plan or other Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”) during the plan year in which the Closing Date occurs, if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for such applicable plan year, amounts already paid by such Continuing Employee during the plan year that includes the Closing under any comparable Company Benefit Plan for purposes of applying any deductibles and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of such Replacement Plan. For the avoidance of doubt, Continuing Employees shall be responsible for any required employee contributions, including out-of-pocket premium payments, under the terms of the applicable Replacement Plan. Parent, the Surviving Entities, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service and level of seniority with the applicable member of the Acquired Company Group and the Management Companies prior to the Effective Time for purposes of eligibility to participate, vesting and benefit determination (but not for benefit accruals under any defined benefit or retiree welfare arrangement) under the Replacement Plans (excluding any Replacement Plans in the nature of long-term incentive or equity or equity-based, nonqualified deferred compensation, severance, retention, change in control, transaction and similar bonuses and payments, and defined benefit pension and post-employment welfare benefits); provided, however, that (i) such service shall only be credited to the same extent and for the same purpose as such service was credited under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing and (ii) no such service shall be credited to the extent doing so would result in a duplication of benefits or compensation. Parent shall use commercially reasonable efforts to cause each Replacement Plan that is a group health plan to waive any preexisting condition exclusion or restriction, waiting period or actively-at-work requirement with respect to participation and coverage requirements applicable to a Continuing Employee in the year in which the Closing Date occurs to the extent such exclusion, restriction or requirement did not apply with respect to such employee under the corresponding Company Benefit Plan in which he or she participated immediately prior to the Effective Time.

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(c) From and after the Closing, it is the intent of the Parties that Parent and its Affiliates shall have no current or contingent liability or obligation with respect to, and the Acquired Companies shall use commercially reasonable efforts to cause the Management Companies to retain, assume, and be solely responsible for all liabilities and obligations relating to or at any time arising under or with respect to, any Company Benefit Plan, including the responsibility for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(d) Nothing in this Agreement shall constitute the establishment of or an amendment to, or be construed as establishing or amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Acquired Companies, Parent or any of their respective Subsidiaries, and nothing in this Agreement shall be deemed to alter or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Entities) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement. The provisions of this Section 6.5 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Acquired Companies or any Acquired Company Subsidiary, or any dependent or beneficiary thereof), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights, benefits or remedies (including any third-party beneficiary rights).

6.6 Transaction Litigation. Parent shall promptly notify the Members’ Representative of any litigation against it or its directors or officers in relation to the Mergers and the other transactions contemplated by this Agreement and shall keep the Acquired Companies informed regarding such litigation. Parent shall give the Members’ Representative the opportunity to participate in the defense or settlement of any litigation against Parent or its directors relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Acquired Companies, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Members’ Representative and Parent shall cooperate, shall cause its respective Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense of such litigation.

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6.7 Information Statement.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement (and in any event, within 20 days after the date hereof), Parent shall prepare and cause to be filed with the SEC, in a form mutually acceptable to the Parties, the Information Statement. The Information Statement shall contain the notice of action by written consent required by Section 6.202 and Section 6.203 of the TBOC. Parent shall ensure that the Information Statement includes the opinion of its financial advisor referred to in Section 5.28.

(b) The Acquired Companies shall promptly furnish all data and information concerning them and their Affiliates to Parent, and provide such other assistance, as may be reasonably requested by Parent and shall otherwise reasonably assist and cooperate with Parent in the preparation, filing, and distribution of the Information Statement and the resolution of any comments received from the SEC. Parent shall cause the Information Statement to comply in all material respects as to form with the requirements of the Exchange Act, and any other applicable Law, except that Parent shall have no such obligation with respect to statements included in the Information Statement based on information supplied by or on behalf of the Acquired Companies for inclusion therein. Parent shall cause the definitive Information Statement (or any amendment or supplement thereto) that is filed with the SEC and at the time the definitive Information Statement is mailed to the holders of Parent Common Stock, to not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that Parent shall have no such obligation with respect to statements included in the Information Statement based on information supplied by or on behalf of the Acquired Companies for inclusion therein. Parent shall use its commercially reasonable efforts to resolve any SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and, if applicable, to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.

(c) No amendment or supplement to the Information Statement shall be made by Parent without reasonable advance notice to the Acquired Companies. Parent shall promptly provide notice to the Acquired Companies of any correspondence or communications with or comments from the SEC with respect to the Information Statement and shall provide the Acquired Companies with copies of all such written comments and written correspondence. Parent shall consider in good faith any comments of the Acquired Companies prior to submitting any response letters or other correspondence to the SEC. Parent shall (i) provide the Acquired Companies with reasonable prior notice of any scheduled telephone calls between Parent or its Representatives and the SEC, and (ii) use commercially reasonable efforts to allow the Acquired Companies or its Representatives to participate in all such telephone calls.

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(d) Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent shall provide the Acquired Companies a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of the Acquired Companies. As promptly as reasonably practicable (and in any event, within five Business Days) after the Information Statement has been cleared by the SEC or promptly (and in any event, within five Business Days) after 10 days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, Parent shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the holders of Parent Common Stock of record in accordance with Sections 6.202 of the TBOC. In the event that the Information Statement is not cleared by the SEC promptly after the date of the Parent Stockholder Written Consent, Parent shall mail a preliminary notice to the holders of Parent Common Stock in order to comply with Section 6.202 of the TBOC with respect to the Parent Stockholder Written Consent (the “Preliminary Notice”). The Preliminary Notice shall contain the notice of action by written consent required by Section 6.202 of the TBOC, and shall otherwise comply in all material respects with applicable Law.

6.8 Tax Matters.

(a) Parent, on the one hand, and the Members, on the other hand, shall each be responsible for the timely payment of 50% of all sales (including bulk sales), use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, real estate transfer and other similar Taxes and fees arising out of or in connection with, or attributable to, the transactions effected pursuant to this Agreement; provided, however, that any such Taxes or fees arising out of or in connection with, or attributable to, any transactions described in Section 3.2 shall be borne solely by the Members.

(b) Members’ Representative shall prepare and timely file or cause to be prepared and timely filed all Pass-Through Tax Returns relating to any Pre-Closing Tax Period (but, for the avoidance of doubt, not any Straddle Period) required to be filed by any member of the Acquired Company Group (the “Members’ Returns”). The Members’ Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Members’ Representative shall provide Parent with a draft of such Members’ Returns for Parent’s review and comment at least 30 days prior to the due date of such Members’ Return, and Members’ Representative shall consider in good faith any comments to such Members’ Returns provided at least five days prior to such due date. Parent shall cause the Members’ Returns, as prepared by Members’ Representative, to be timely filed.

(c) Parent shall prepare and timely file or cause to be prepared and timely filed all Pass-Through Tax Returns relating to any Straddle Period required to be filed by any member of the Acquired Company Group (the “Parent’s Returns”). The Parent’s Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law; provided, however, that the Parent’s Returns shall use the “interim closing method” using the “calendar day convention” (in each case, within the meaning of Treasury Regulations Section 1.706-4) with respect to allocating items of income, gain, loss, depreciation, deduction or credit of the Acquired Company Group. Parent shall provide Members’ Representative with a draft of such Parent’s Returns for Members’ Representative’s review and comment at least 30 days prior to the due date of such Parent’s Returns, and Parent shall consider in good faith any comments to such Parent’s Returns provided at least five days prior to such due date. Parent shall cause the Parent’s Returns, as prepared by Parent, to be timely filed.

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(d) Following the Closing, without the prior written consent of Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Affiliates (including the Acquired Company Group) not to, (i) file (other than pursuant to Section 6.8(b) or Section 6.8(c)) or amend or otherwise modify any Pass-Through Tax Return of the Acquired Company Group relating to any Pre-Closing Tax Period or Straddle Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Taxes or deficiencies relating to any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group, (iii) make or change any Tax election or accounting method or practice on any Pass-Through Tax Return with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group, (iv) make or initiate any voluntary contact with a Governmental Entity (including any voluntary disclosure agreement or similar process) regarding any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group, or (v) file an administrative adjustment request in any jurisdiction, in respect of any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group.

(e) Parent shall promptly notify Members’ Representative following receipt of any notice of audit or other proceeding relating to any Members’ Return or any Parent’s Return (each, a “Tax Action”). Members’ Representative shall have the right to control any Tax Action relating solely to any Members’ Return, including the filing of an amended return or any claim for refund; provided, that (i) Members’ Representative shall keep Parent reasonably informed of all material developments in such Tax Action and Parent shall be permitted to participate in any such Tax Action, at its own expense, (ii) Members’ Representative shall provide Parent with an opportunity to review and comment on any written materials submitted in connection with such Tax Action, and (iii) Members’ Representative shall not finalize, settle, compromise or abandon any such Tax Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall have the right to control any Tax Action not described in the preceding sentence, including the filing of an amended return or any claim for refund; provided, that (A) Parent shall keep Members’ Representative reasonably informed of all material developments in such Tax Action and Members’ Representative shall be permitted to participate in any such Tax Action, at its own expense, (B) Parent shall provide Members’ Representative with an opportunity to review and comment on any written materials submitted in connection with such Tax Action, and (C) Parent shall not finalize, settle, compromise or abandon any such Tax Action without the prior written consent of Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

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(f) With respect to any partnership Tax audit adjustment of any member of the Acquired Company Group, the Acquired Company Group, Parent, and Members’ Representative shall cause the partnership representative or designated individual of such member of the Acquired Company Group to timely and properly elect the application of Section 6226 of the Code including timely providing a statement of partnership adjustment pursuant to Section 6226(a)(2) after the partnership adjustments are finally determined (and any similar provision of state or local Law) with respect to such adjustment, including with respect to any Tax Action, Tax audit, investigation or similar proceeding with respect to a Tax Return of such member of the Acquired Company Group.

(g) Parent and Members’ Representative shall (i) provide the Other Party with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any audit or other examination by any Governmental Entity or judicial or administrative proceeding relating to Taxes with respect to the Acquired Company Group, and (ii) retain and provide the Other Party with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(h) The Aggregate Merger Consideration, together with any assumed liabilities of the Acquired Company Group that are treated as consideration for income Tax purposes, shall be allocated among the assets of the Acquired Company Group for income Tax purposes in accordance with the requirements of the Code and the Treasury Regulations (the “Allocation”). Parent shall deliver to Members’ Representative a schedule containing the Allocation within 30 days after the Closing Date. If Members’ Representative does not notify Parent in writing within 30 days following Members’ Representative’s receipt of the Allocation that Members’ Representative objects to the Allocation, the Allocation shall be final and binding upon the Parties. If, within such 30 day period, Members’ Representative so notifies Parent of any objection to the Allocation, Parent and Members’ Representative shall negotiate in good faith to resolve any disputed matters, and if Parent and Members’ Representative are able to resolve the disputed matters within 20 days following Parent’s receipt of Members’ Representative’s notice of objection, Parent and Members’ Representative shall revise the Allocation to reflect such resolution, and the revised Allocation shall be final and binding upon the Parties. If Parent and Members’ Representative are unable to resolve all of the disputed matters within 20 days following Parent’s receipt of Members’ Representative’s notice of objection, Parent and Members’ Representative shall promptly refer the disputed matters to a mutually agreeable independent accounting firm for resolution, which shall be final and binding upon the Parties. The Parties (i) shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation and (ii) shall not take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with the Allocation, except, in each case, as required by a “determination” as defined under Section 1313 of the Code (and comparable provisions of state and local Law) or by a change in Law after the Allocation has been determined. If there are adjustments to amounts Parent is treated as paying pursuant to this Agreement, the Allocation shall be adjusted as appropriate, and Parent and Members’ Representative shall cooperate in good faith in making any such adjustments.

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(i) The Acquired Companies shall cause each of the Acquired Company Subsidiaries that is classified as a partnership for U.S. federal income tax purposes to have a valid election under Section 754 of the Code (and similar or corresponding election under state or local Law) in effect for each taxable period that includes the Closing Date. Parent and Members’ Representative intend for U.S. federal (and applicable state and local) income Tax purposes that the Mergers shall be treated as a taxable acquisition by Parent of the assets of the Acquired Companies (including, for the avoidance of doubt, partnership interests in any Acquired Company Subsidiary that is classified as a partnership for U.S. federal income tax purposes) in exchange for the Aggregate Merger Consideration, together with any assumed liabilities of the Acquired Company Group and other relevant items in determining the purchase price. The Parties (x) shall file or cause to be filed all Tax Returns in a manner consistent with the foregoing and (y) shall not take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with the foregoing, except, in each case, as required by a “determination” as defined under Section 1313 of the Code (and comparable provisions of state and local Law).

6.9 Termination of Certain Related Party Contracts. On or prior to the Closing, the Acquired Companies shall, and shall cause its respective Affiliates, as applicable, to terminate all Related Party Contracts, other than those Related Party Contracts set forth on Section6.9 of the Company Disclosure Letter.

6.10 Insurance. Members’ Representative acknowledges that the Acquired Company Group may be entitled to the benefit of coverage under occurrence-based insurance policies held by its Affiliates or members of the Juniper Group set forth on Section 4.24 of the Company Disclosure Letter with respect to claims arising out of any actual or alleged act, omission, circumstance, matter, event or occurrence existing or occurring prior to the Closing relating to the Acquired Company Group or the business of the Acquired Company Group (such insurance policies, the “Occurrence-Based Policies,” and such claims (regardless of when reported or asserted), “Pre-Closing Claims”). From and after the Closing, Parent shall have the right to participate, at its expense, with the Members’ Representative or its applicable Affiliate in the pursuit of any claim and shall bear all any costs and expenses incurred by Members’ Representative or its Affiliates in connection with compliance with this Section 6.10, including any retrospective premiums, deductibles, retentions, obligations, chargebacks, or comparable costs, as applicable, and fees of counsel in connection with any claims handling issues and insurance coverage disputes; provided that if Parent does not reimburse the Members’ Representative or its applicable Affiliate within 30 days of any request for reimbursement of such expenses, then from and after the expiration of such 30-day period, the Members’ Representative and its Affiliates shall have no further obligation under this Section 6.10 until such time as Parent pays or reimburses the Members’ Representative or such Affiliate for all such outstanding expenses. From and after Closing, with respect to any Occurrence-Based Policy affording coverage to the Acquired Company Group for any Pre-Closing Claim, at the written request and sole expense of Parent, Members’ Representative shall, and shall cause its Affiliates and the other members of the Juniper Group to, use commercially reasonable efforts, in a manner consistent with past practices, to make available to the Acquired Company Group any applicable coverage under such Occurrence-Based Policy, including (a) notifying or reporting such Pre-Closing Claim, (b) reasonably assisting and cooperating with Parent and the Acquired Company Group in asserting the Pre-Closing Claim to the insurer of such Occurrence-Based Policy and (c) remitting any insurance proceeds received by Members’ Representative, its Affiliates or the Juniper Group solely in respect of such Pre-Closing Claim to the Acquired Company Group. Parent and its Affiliates shall have no right to bring any Proceeding in a court of competent jurisdiction, directly or indirectly, against such insurer or such insurance policies without the prior written consent of the Members’ Representative. The Members’ Representative or any of its Affiliates may amend, to become effective at the Closing, any insurance policies in the manner the Members’ Representative deems appropriate to give effect to this Section 6.10.

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6.11 Parent A&R Charter and Reverse Stock Split. As promptly as reasonably practicable, and in any event within 10 Business Days, following the expiration of the 20-day period contemplated by Rule 14c-2(b) promulgated under the Exchange Act with respect to the Information Statement, Parent shall file an amendment to the Parent A&R Charter, in the form attached hereto as Exhibit E, with the Texas Secretary of State to effect the Reverse Stock Split and the other matters contemplated therein.

6.12 Parent Stockholder Written Consent. Immediately following the execution and delivery of this Agreement and in lieu of calling a meeting of Parent’s stockholders, Parent shall deliver the Parent Stockholder Written Consent to the Members’ Representative.

ARTICLE VII

MISCELLANEOUS

7.1 No Survival. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which expressly by their terms survive the Effective Time.

7.2 Amendment, Supplement or Waiver. This Agreement may be amended, supplemented or waived in any and all respects by written agreement of the Parties hereto, by action taken or authorized by their respective boards of directors or similar governing body.

7.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

7.4 Notices. All notices and other communications hereunder will be in writing and deemed given if (a) delivered personally, (b) if transmitted by electronic mail (“e-mail”) (if confirmation of receipt of such e-mail is requested and received by non-automated reply), or (c) mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided that notices of a change of address will be effective only upon receipt thereof):

(a) If to Parent, First Merger Sub or Second Merger Sub, to:

PEDEVCO Corp.

575 N. Dairy Ashford, Energy Center II, Suite 210

Houston, TX 77079

Attn: J. Douglas Schick; Clark R. Moore

Email: dschick@pedevco.com; cmoore@pedevco.com

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With copies to (which does not constitute notice):

K&L Gates LLP

1 Park Plaza, 12th Floor

Irvine, CA 92614

Attention: Michael A. Hedge; Jason C. Dreibelbis

Email: michael.hedge@klgates.com; jason.dreibelbis@klgates.com

and

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, TX 77401

Attention: David M. Loev

Email: dloev@loevlaw.com

(b) If to any Acquired Company or the Members’ Representative, to:

c/o Juniper Capital Advisors, L.P.

2727 Allen Parkway, Suite 1850

Houston, TX 77019

Attn: Edward Geiser, Josh Schmidt, Legal

Email: egeiser@juncap.com

jschmidt@juncap.com

legalnotices@juncap.com

With a copy to (which does not constitute notice):

Gibson Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gerry Spedale, Michael Piazza and Jesse Myers

Email: GSpedale@gibsondunn.com

MPiazza@gibsondunn.com

JPMyers@gibsondunn.com

7.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) First Merger Sub or Second Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary, and (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent but, in each case, no such assignment shall relieve the Parent of any of its obligations hereunder. Any purported assignment not permitted under this Section7.5 shall be null and void.

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7.6 Entire Understanding: No Third-Party Beneficiaries. This Agreement (including the exhibits, annexes, the Shareholder Agreement, the Company Disclosure Letter and the Parent Disclosure Letter) and the documents, instruments and other agreements among the Parties as contemplated by or referenced herein, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except (a) as provided in Section 6.4 and Section 7.13 (each of which will be to the benefit of the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Company Units to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(b) and (c) the rights of Acquired Company Affiliates and Parent Affiliates solely with respect to Section 7.10.

7.7 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

7.8 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF (I) THE TEXAS BUSINESS COURT LOCATED IN THE CITY OF HOUSTON WITHIN THE STATE OF TEXAS IF SUCH COURT IS THEN FUNCTIONING OR (II) IF THE TEXAS BUSINESS COURT IS NOT THEN FUNCTIONING, THEN THE STATE AND FEDERAL COURTS LOCATED WITHIN THE CITY OF HOUSTON WITHIN THE STATE OF TEXAS IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SAID COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A TEXAS BUSINESS, STATE OR FEDERAL COURT AND EACH OF THE PARTIES AGREE NOT TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING EXCEPT IN SUCH TEXAS BUSINESS, STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.4 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.8.

7.9 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, equityholder, manager, partner, stockholder, agent, attorney or representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

7.10 Affiliate Liability.

(a) Each of the following is referred to as an “Acquired Company Affiliate” for purposes of this Section 7.10(a): (i) the Members’ Representative (ii) any Designated Equityholder, (iii) any Affiliate of any Designated Equityholder (other than the Acquired Companies), (iv) any member of the Juniper Group and (v) any director, officer, employee, Representative or agent of the Acquired Companies, any Designated Equityholder or any Affiliate of any Designated Equityholder. No Acquired Company Affiliate shall have any liability or obligation to Parent, First Merger Sub or Second Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and Parent, First Merger Sub and Second Merger Sub hereby waive and release all claims of any such liability and obligation; provided, that, with respect to the Members’ Representative, the foregoing shall not apply in connection with any such liability or obligation under any Section of this Agreement that the Members’ Representative is a party pursuant to the terms of this Agreement.

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(b) Each of the following is referred to as a “Parent Affiliate” for purposes of this Section 7.10(b): any director, officer, employee, Representative or agent of Parent or any Affiliate thereof. No Parent Affiliate shall have any liability or obligation to the Acquired Companies of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Acquired Companies hereby waives and releases all claims of any such liability and obligation.

7.11 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. It is accordingly agreed that the Parties shall be entitled to obtain an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section7.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 7.11. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.12 No Other Representations or Warranties.

(a) Except for the representations and warranties set forth in Article IV, member of the Acquired Company Group or any other Person makes or has made any express or implied representation or warranty with respect to any member of the Acquired Company Group or with respect to any other information provided to Parent, First Merger Sub or Second Merger Sub in connection with the Mergers or the other transactions contemplated hereby, and each of Parent, First Merger Sub and Second Merger Sub, on its own behalf and on behalf of their respective Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by any member of the Acquired Company Group or their respective Affiliates or Representatives or any other Person except for the representations and warranties expressly set forth in Article IV. Without limiting the generality of the foregoing, each of Parent, First Merger Sub and Second Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Affiliates and Representatives, acknowledges and agrees that no member of the Acquired Company Group or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, First Merger Sub or Second Merger Sub (including their respective Affiliates and Representatives), or Parent’s, First Merger Sub’s or Second Merger Sub’s (or such Affiliates’ or Representatives’) use, of any such information, including with respect to (a) any member of the Acquired Company Group or any of its respective businesses, assets, employees, permits, liabilities, operations, prospectus or condition (financial or otherwise) or (b) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Acquired Company Group, as well as any other business plan and cost-related plan information of the Acquired Company Group) made, communicated or furnished (orally or in writing) or to be made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Affiliates or Representatives, in each case, whether made by any member of the Acquired Company Group or any of its respective Affiliates, Representatives or equity holders or any other Person.

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(b) Except for the representations and warranties set forth in Article V, none of Parent, the Parent Subsidiaries (including First Merger Sub and Second Merger Sub) or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Acquired Companies in connection with the Mergers or the other transactions contemplated hereby, and the Acquired Companies, on their own behalf and on behalf of their Affiliates and Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or its Subsidiaries or their respective Affiliates or Representatives or any other Person except for the representations and warranties expressly set forth in Article V. Without limiting the generality of the foregoing, the Acquired Companies, on their own behalf and on behalf of their Affiliates and its Affiliates and Representatives, acknowledges and agrees that none of Parent, Parent’s Subsidiaries (including First Merger Sub and Second Merger Sub) or any other Person will have or be subject to any liability or other obligation to the Acquired Companies or any other Person resulting from the distribution to the Acquired Companies (including its Affiliates and Representatives), or the Acquired Companies’ (or such Affiliates’ or Representatives’) use, of any such information, including with respect to (a) Parent, First Merger Sub, Second Merger Sub or any of their respective businesses, assets, employees, permits, liabilities, operations, prospectus or condition (financial or otherwise) or (b) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Parent, First Merger Sub, Second Merger Sub, as well as any other business plan and cost-related plan information of Parent and/or Merger Sub) made, communicated or furnished (orally or in writing) or to be made, communicated or furnished (orally or in writing) to the Acquired Companies or any of their respective Affiliates or Representatives, in each case, whether made by Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, Representatives or equity holders or any other Person.

7.13 Conflicts and Privilege. The Parties agree that, as to all communications among Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), on the one hand, and any member of the Acquired Company Group or its direct and indirect equity holders and Affiliates, on the other hand, that relate to the negotiation of this Agreement or any agreement entered into in connection herewith or any of the transactions contemplated hereby, are subject to attorney-client privilege and the expectation of client confidence belongs to Juniper Capital Advisors, L.P. and may be controlled by Juniper Capital Advisors, L.P. and shall not pass to or be claimed by Parent, the Surviving Entities or any of their respective Subsidiaries from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Entities or any of their respective Subsidiaries and a third-party other than another Party or such Party’s direct or indirect equityholders (including holders of the Company Units) or Affiliates after the Closing, the Surviving Entities and their Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Gibson Dunn to such third-party; provided, however, that the Surviving Entities and their Subsidiaries may not waive such privilege without the prior written consent of Juniper Capital Advisors, L.P. (which consent may be given or withheld in Juniper Capital Advisors, L.P.’s sole discretion).

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

NPOG NORTH PEAK OIL & GAS, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

COG CENTURY OIL AND GAS SUB-HOLDINGS, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

[Signature page to Agreement and Plan of Merger]

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PARENT PEDEVCO CORP.

By:	/s/ J. Douglas Schick
Name:	John Douglas Schick
Title:	President and CEO

FIRST MERGER SUB NP MERGER SUB, LLC

By:	/s/ J. Douglas Schick
Name:	John Douglas Schick
Title:	President

SECOND MERGER SUB COG MERGER SUB, LLC

By:	/s/ J. Douglas Schick
Name:	John Douglas Schick
Title:	President

[Signature page to Agreement and Plan of Merger]

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MEMBERS’ REPRESENTATIVE NORTH PEAK OIL & GAS HOLDINGS, LLC, solely for purposes of Section 6.1, Section 6.6, Section 6.8 and Section 6.10 herein

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

[Signature page to Agreement and Plan of Merger]

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Exhibit A

Certificate of Designations

[see attached]

Exhibit A

Exhibit B

Shareholder Agreement

[see attached]

Exhibit B

Exhibit C

Parent A&R Bylaws

[see attached]

Exhibit C

Exhibit D

Parent A&R Charter

[see attached]

Exhibit D

Exhibit E

Parent Reverse Stock Split Amendment

[see attached]

Exhibit E